Exhibit 10.31

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT
IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE
REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN
REDACTED

EXECUTION VERSION

Master Repurchase Agreement
September 1996 Version

Dated as of     January 2, 2018

Between:         Jefferies Funding, LLC (“BUYER”)

And                loanDepot.com, LLC (“SELLER”)

1.	Applicability

From time to time the parties hereto may enter into transactions in which one party (“Seller”) agrees to transfer to the other (“Buyer”) securities or other assets (“Securities”) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Securities at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in Annex I hereto and in any other annexes identified herein or therein as applicable hereunder.

2.	Definitions

(a)

“Act of Insolvency”, with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment, or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment, or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due;

(b)	“Additional Purchased Securities”, Securities provided by Seller to Buyer pursuant to Paragraph 4(a) hereof;

(c)

“Buyer’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Buyer’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(d)

“Buyer’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Seller’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction;

(e)	“Confirmation”, the meaning specified in Paragraph 3(b) hereof;

(f)	“Income”, with respect to any Security at any time, any principal thereof and all interest, dividends or other distributions thereon;

(g)	“Margin Deficit”, the meaning specified in Paragraph 4(a) hereof;

(h)	“Margin Excess”, the meaning specified in Paragraph 4(b) hereof;

(i)

“Margin Notice Deadline”, the time agreed to by the parties in the relevant Confirmation, Annex I hereto or otherwise as the deadline for giving notice requiring same-day satisfaction of margin maintenance obligations as provided in Paragraph 4 hereof (or, in the absence of any such agreement, the deadline for such purposes established in accordance with market practice);

(j)

“Market Value”, with respect to any Securities as of any date, the price for such Securities on such date obtained from a generally recognized source agreed to by the parties or the most recent closing bid quotation from such a source, plus accrued Income to the extent not included therein (other than any Income credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof) as of such date (unless contrary to market practice for such Securities);

(k)

“Price Differential”, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction);

(l)	“Pricing Rate”, the per annum percentage rate for determination of the Price Differential;

(m)	“Prime Rate”, the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates);

(n)	“Purchase Date”, the date on which Purchased Securities are to be transferred by Seller to Buyer;

(o)

“Purchase Price”, (i) on the Purchase Date, the price at which Purchased Securities are transferred by Seller to Buyer, and (ii) thereafter, except where Buyer and Seller agree otherwise, such price increased by the amount of any cash transferred by Buyer to Seller pursuant to Paragraph 4(b) hereof and decreased by the amount of any cash transferred by Seller to Buyer pursuant to Paragraph 4(a) hereof or applied to reduce Seller’s obligations under clause (ii) of Paragraph 5 hereof;

(p)

“Purchased Securities”, the Securities transferred by Seller to Buyer in a Transaction hereunder, and any Securities substituted therefor in accordance with Paragraph 9 hereof. The term “Purchased Securities” with respect to any Transaction at any time also shall include Additional Purchased Securities delivered pursuant to Paragraph 4(a) hereof and shall exclude Securities returned pursuant to Paragraph 4(b) hereof;

(q)	“Repurchase Date”, the date on which Seller is to repurchase the Purchased Securities from Buyer, including any date determined by application of the provisions of Paragraph 3(c) or 11 hereof;

(r)

“Repurchase Price”, the price at which Purchased Securities are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination;

(s)

“Seller’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Seller’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(t)

“Seller’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Buyer’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction.

3.	Initiation; Confirmation; Termination

(a)

An agreement to enter into a Transaction may be made orally or in writing at the initiation of either Buyer or Seller. On the Purchase Date for the Transaction, the Purchased Securities shall be transferred to Buyer or its agent against the transfer of the Purchase Price to an account of Seller.

(b)

Upon agreeing to enter into a Transaction hereunder, Buyer or Seller (or both), as shall be agreed, shall promptly deliver to the other party a written confirmation of each Transaction (a “Confirmation”). The Confirmation shall describe the Purchased Securities (including CUSIP number, if any), identify Buyer and Seller and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the Repurchase Date, unless the Transaction is to be terminable on demand, (iv) the Pricing Rate or Repurchase Price applicable to the Transaction, and (v) any additional terms or conditions of the Transaction not inconsistent with this Agreement. The Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates, unless with respect to the Confirmation specific objection is made promptly after receipt thereof. In the event of any conflict between the terms of such Confirmation and this Agreement, this Agreement shall prevail.

(c)

In the case of Transactions terminable upon demand, such demand shall be made by Buyer or Seller, no later than such time as is customary in accordance with market practice, by telephone or otherwise on or prior to the business day on which such termination will be effective. On the date specified in such demand, or on the date fixed for termination in the case of Transactions having a fixed term, termination of the Transaction will be effected by transfer to Seller or its agent of the Purchased Securities and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof) against the transfer of the Repurchase Price to an account of Buyer.

4.	Margin Maintenance

(a)

If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Buyer is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Seller require Seller in such Transactions, at Seller’s option, to transfer to Buyer cash or additional Securities reasonably acceptable to Buyer (“Additional Purchased Securities”), so that the cash and aggregate Market Value of the Purchased Securities, including any such Additional Purchased Securities, will thereupon equal or exceed such aggregate Buyer’s Margin Amount (decreased by the amount of any Margin Deficit as of such date arising from any Transactions in which such Buyer is acting as Seller).

(b)

If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Seller exceeds the aggregate Seller’s Margin Amount for all such Transactions at such time (a “Margin Excess”), then Seller may by notice to Buyer require Buyer in such Transactions, at Buyer’s option, to transfer cash or Purchased Securities to Seller, so that the aggregate Market Value of the Purchased Securities, after deduction of any such cash or any Purchased Securities so transferred, will thereupon not exceed such aggregate Seller’s Margin Amount (increased by the amount of any Margin Excess as of such date arising from any Transactions in which such Seller is acting as Buyer).

(c)

If any notice is given by Buyer or Seller under subparagraph (a) or (b) of this Paragraph at or before the Margin Notice Deadline on any business day, the party receiving such notice shall transfer cash or Additional Purchased Securities as provided in such subparagraph no later than the close of business in the relevant market on such day. If any such notice is given after the Margin Notice Deadline, the party receiving such notice shall transfer such cash or Securities no later than the close of business in the relevant market on the next business day following such notice.

(d)	Any cash transferred pursuant to this Paragraph shall be attributed to such Transactions as shall be agreed upon by Buyer and Seller.

(e)

Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer or Seller (or both) under subparagraphs (a) and (b) of this Paragraph may be exercised only where a Margin Deficit or Margin Excess, as the case may be, exceeds a specified dollar amount or a specified percentage of the Repurchase Prices for such Transactions (which amount or percentage shall be agreed to by Buyer and Seller prior to entering into any such Transactions).

(f)

Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer and Seller under subparagraphs (a) and (b) of this Paragraph to require the elimination of a Margin Deficit or a Margin Excess, as the case may be, may be exercised whenever such a Margin Deficit or Margin Excess exists with respect to any single Transaction hereunder (calculated without regard to any other Transaction outstanding under this Agreement).

5.	Income Payments

Seller shall be entitled to receive an amount equal to all Income paid or distributed on or in respect of the Securities that is not otherwise received by Seller, to the full extent it would be so entitled if the Securities had not been sold to Buyer. Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its discretion), on the date such Income is paid or distributed either (i) transfer to or credit to the account of Seller such Income with respect to any Purchased Securities subject to such Transaction or (ii) with respect to Income paid in cash, apply the Income payment or payments to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentence (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Securities sufficient to eliminate such Margin Deficit, or (B) if an Event of Default with respect to Seller has occurred and is then continuing at the time such Income is paid or distributed.

6.	Security Interest

Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, Seller shall be deemed to have pledged to Buyer as security for the performance by Seller of its obligations under each such Transaction, and shall be deemed to have granted to Buyer a security interest in, all of the Purchased Securities with respect to all Transactions hereunder and all Income thereon and other proceeds thereof.

7.	Payment and Transfer

Unless otherwise mutually agreed, all transfers of funds hereunder shall be in immediately available funds. All Securities transferred by one party hereto to the other party (i) shall be in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as the party receiving possession may reasonably request, (ii) shall be transferred on the book-entry system of a Federal Reserve Bank, or (iii) shall be transferred by any other method mutually acceptable to Seller and Buyer.

8.	Segregation of Purchased Securities

To the extent required by applicable law, all Purchased Securities in the possession of Seller shall be segregated from other securities in its possession and shall be identified as subject to this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation. All of Seller’s interest in the Purchased Securities shall pass to Buyer on the Purchase Date and, unless otherwise agreed by Buyer and

Seller, nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Securities or otherwise selling, transferring, pledging or hypothecating the Purchased Securities, but no such transaction shall relieve Buyer of its obligations to transfer Purchased Securities to Seller pursuant to Paragraph 3, 4 or 11 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Paragraph 5 hereof.

Required Disclosure for Transactions in Which the Seller Retains Custody of the Purchased Securities

Seller is not permitted to substitute other securities for those subject to this Agreement and therefore must keep Buyer’s securities segregated at all times, unless in this Agreement Buyer grants Seller the right to substitute other securities. If Buyer grants the right to substitute, this means that Buyer’s securities will likely be commingled with Seller’s own securities during the trading day. Buyer is advised that, during any trading day that Buyer’s securities are commingled with Seller’s securities, they [will]* [may]** be subject to liens granted by Seller to [its clearing bank]* [third parties]** and may be used by Seller for deliveries on other securities transactions. Whenever the securities are commingled, Seller’s ability to resegregate substitute securities for Buyer will be subject to Seller’s ability to satisfy [the clearing]* [any]** lien or to obtain substitute securities.

*	Language to be used under 17 C.F.R. § 403.4(e) if Seller is a government securities broker or dealer other than a financial institution.
**	Language to be used under 17 C.F.R. § 403.5(d) if Seller is a financial institution.

9.	Substitution

(a)

Seller may, subject to agreement with and acceptance by Buyer, substitute other Securities for any Purchased Securities. Such substitution shall be made by transfer to Buyer of such other Securities and transfer to Seller of such Purchased Securities. After substitution, the substituted Securities shall be deemed to be Purchased Securities.

(b)

In Transactions in which Seller retains custody of Purchased Securities, the parties expressly agree that Buyer shall be deemed, for purposes of subparagraph (a) of this Paragraph, to have agreed to and accepted in this Agreement substitution by Seller of other Securities for Purchased Securities; provided, however, that such other Securities shall have a Market Value at least equal to the Market Value of the Purchased Securities for which they are substituted.

10.	Representations

Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected. On the Purchase Date for any Transaction Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it.

11.	Events of Default

In the event that (i) Seller fails to transfer or Buyer fails to purchase Purchased Securities upon the applicable Purchase Date, (ii) Seller fails to repurchase or Buyer fails to transfer Purchased Securities upon the applicable Repurchase Date, (iii) Seller or Buyer fails to comply with Paragraph 4 hereof, (iv) Buyer fails, after one business day’s notice, to comply with Paragraph 5 hereof, (v) an Act of Insolvency occurs with respect to Seller or Buyer, (vi) any representation made by Seller or Buyer shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, or (vii) Seller or Buyer shall admit to the other its inability to, or its intention not to, perform any of its obligations hereunder (each an “Event of Default”):

(a)

The nondefaulting party may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). The nondefaulting party shall (except upon the occurrence of an Act of Insolvency) give notice to the defaulting party of the exercise of such option as promptly as practicable.

(b)

In all Transactions in which the defaulting party is acting as Seller, if the nondefaulting party exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, (i) the defaulting party’s obligations in such Transactions to repurchase all Purchased Securities, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Paragraph, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by the nondefaulting party and applied to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder, and (iii) the defaulting party shall immediately deliver to the nondefaulting party any Purchased Securities subject to such Transactions then in the defaulting party’s possession or control.

(c)

In all Transactions in which the defaulting party is acting as Buyer, upon tender by the nondefaulting party of payment of the aggregate Repurchase Prices for all such Transactions, all right, title and interest in and entitlement to all Purchased Securities subject to such Transactions shall be deemed transferred to the nondefaulting party, and the defaulting party shall deliver all such Purchased Securities to the nondefaulting party.

(d)

If the nondefaulting party exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, the nondefaulting party, without prior notice to the defaulting party, may:

(i)

as to Transactions in which the defaulting party is acting as Seller, (A) immediately sell, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, any or all Purchased Securities subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Securities, to give the defaulting party credit for such Purchased Securities in an amount equal to the price therefor on such date, obtained from a generally recognized source or the most recent closing bid quotation from such a source, against the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder; and

(ii)

as to Transactions in which the defaulting party is acting as Buyer, (A) immediately purchase, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, securities (“Replacement Securities”) of the same class and amount as any Purchased Securities that are not delivered by the defaulting party to the nondefaulting party as required hereunder or (B) in its sole discretion elect, in lieu of purchasing Replacement Securities, to be deemed to have purchased Replacement Securities at the price therefor on such date, obtained from a generally recognized source or the most recent closing offer quotation from such a source.

Unless otherwise provided in Annex I, the parties acknowledge and agree that (1) the Securities subject to any Transaction hereunder are instruments traded in a recognized market, (2) in the absence of a generally recognized source for prices or bid or offer quotations for any Security, the nondefaulting party may establish the source therefor in its sole discretion and (3) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Securities).

(e)

As to Transactions in which the defaulting party is acting as Buyer, the defaulting party shall be liable to the nondefaulting party for any excess of the price paid (or deemed paid) by the nondefaulting party for Replacement Securities over the Repurchase Price for the Purchased Securities replaced thereby and for any amounts payable by the defaulting party under Paragraph 5 hereof or otherwise hereunder.

(f)

For purposes of this Paragraph 11, the Repurchase Price for each Transaction hereunder in respect of which the defaulting party is acting as Buyer shall not increase above the amount of such Repurchase Price for such Transaction determined as of the date of the exercise or deemed exercise by the nondefaulting party of the option referred to in subparagraph (a) of this Paragraph.

(g)

The defaulting party shall be liable to the nondefaulting party for (i) the amount of all reasonable legal or other expenses incurred by the nondefaulting party in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(h)

To the extent permitted by applicable law, the defaulting party shall be liable to the nondefaulting party for interest on any amounts owing by the defaulting party hereunder, from the date the defaulting party becomes liable for such amounts hereunder until such amounts are (i) paid in full by the defaulting party or (ii) satisfied in full by the exercise of the nondefaulting party’s rights hereunder. Interest on any sum payable by the defaulting party to the nondefaulting party under this Paragraph 11(h) shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction or the Prime Rate.

(i)	The nondefaulting party shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

12.	Single Agreement

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

13.	Notices and Other Communications

Any and all notices, statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, telegraph, messenger or otherwise to the address specified in Annex II hereto, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

14.	Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

15.	Non-assignability; Termination

(a)

The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by either party without the prior written consent of the other party, and any such assignment without the prior written consent of the other party shall be null and void. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. This Agreement may be terminated by either party upon giving written notice to the other, except that this Agreement shall, notwithstanding such notice, remain applicable to any Transactions then outstanding.

(b)	Subparagraph (a) of this Paragraph 15 shall not preclude a party from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Paragraph 11 hereof.

16.	Governing Law

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

17.	No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Paragraphs 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

18.	Use of Employee Plan Assets

(a)

If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required to so proceed.

(b)

Subject to the last sentence of subparagraph (a) of this Paragraph, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)

By entering into a Transaction pursuant to this Paragraph, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

19.	Intent

(a)

The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Securities subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b)

It is understood that either party’s right to liquidate Securities delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof, is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)

The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract“ as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)

It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

20.	Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

(a)

in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)

in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)

in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

JEFFERIES FUNDING, LLC	LOANDEPOT.COM, LLC

By:	By:
Title:	Title:
Date:	Date:

Annex I

Supplemental Terms and Conditions

This Annex I forms a part of the Second Amended and Restated Master Repurchase Agreement dated as of January 2, 2018 (as amended, supplemented or otherwise modified from time to time, the “Agreement”) between Jefferies Funding, LLC (“Buyer”) and loanDepot.com, LLC (“Seller”), which Agreement amends, restates and replaces that certain Amended and Restated Master Repurchase Agreement and Annex I between Buyer and Seller dated as of February 1, 2016 (the “Existing Agreement”). Capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement (including all Annexes hereto).

1.	Other Applicable Annexes. In addition to this Annex I and Annex II, the following Annexes shall form a part of the Agreement and shall be applicable thereunder:

None.

2.	Inconsistency. In the event of any inconsistency between the terms of the Agreement and this Annex, this Annex shall govern.

3.

Rule of Construction. Save for the amendments made in this Annex I, the parties agree that the text of the body of the Agreement is intended to conform with the Master Repurchase Agreement dated September 1996 promulgated by The Bond Market Association and shall be construed accordingly. The parties agree that for the purpose of the Program Documents, all references to Buyer shall mean Jefferies Funding, LLC and all references to Seller shall mean loanDepot.com, LLC. Any and all references to “Purchased Securities” in the Agreement shall be deemed to refer to “Purchased Mortgage Loans”. Any and all references to “Securities” in the Agreement shall be deemed to refer to “Mortgage Loans”. Any and all references to “Additional Purchased Securities” in the Agreement shall be deemed to refer to “Additional Purchased Mortgage Loans”.

4.

Definitions (Paragraph 2). Paragraph 2 of the Agreement is hereby amended to add the following definitions and, in any case where the definition already exists in Paragraph 2, the definition is deleted in Paragraph 2 its entirety and replaced with the following:

“Ability to Repay Rule” shall mean 12 CFR 1026.43(c), including all applicable official staff commentary.

“Accepted Servicing Practices” shall mean those accepted, customary and prudent mortgage servicing practices and procedures (including collection procedures) of prudent mortgage lending institutions which service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with the applicable requirements of each Agency Program, applicable law, FHA Regulations and VA Regulations, and the applicable requirements of any private mortgage insurer so that the FHA insurance, VA Loan Guaranty Agreement or any other applicable insurance or guarantee in respect of any Mortgage Loan is not voided or reduced.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote [***]% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, except for any Subsidiary of the Seller, no Person which is “controlled by” or “under common control with” any Person which “controls” the Seller shall constitute an “Affiliate” of the Seller or any of its Subsidiaries.

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“Agency Audit” shall mean any Applicable Agency, FHA and HUD audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing operations.

“Agency Eligible Mortgage Loan” shall mean a Mortgage Loan that is in Strict Compliance with the applicable Agency Guide and the eligibility requirements specified for the applicable Agency Program, and is eligible for sale to or securitization by FHMLC, FNMA, or GNMA.

“Agency Guide” shall mean the FHLMC Guide, the FNMA Guide or the GNMA Guide, as applicable.

“Agency Program” shall mean the FHLMC Program, the FNMA Program or the GNMA Program, as applicable.

“Anti-Money Laundering Laws” shall have the meaning set forth in Paragraph 10(s).

“Applicable Agency” shall mean GNMA, FNMA or FHLMC, as applicable.

“Approvals” shall mean, with respect to Seller, the approvals obtained from the Applicable Agency or HUD in designation of Seller as a GNMA-approved issuer, a GNMA-approved servicer, a FHA-approved mortgagee, a VA-approved lender, a FNMA approved Seller/Servicer or a FHLMC approved Seller/Servicer, as applicable, in good standing.

“Approved Title Insurance Company” shall mean a title insurance company that has not been disapproved by Buyer in its reasonable discretion in a written notice delivered to the Seller by Buyer.

“Applicable Margin” shall have the meaning assigned thereto in the Pricing Side Letter.

“Applicable Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time.

“Business Day” or “business day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, or banking and savings and loan institutions in the State of New York or the City of New York are closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.

“Buyer’s Margin Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and Eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $[***], (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the

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case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control” shall mean the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock of Seller at any time if after giving effect to such acquisition such Person or Persons owns [***]% or more of such outstanding voting stock; provided that the ownership by any Existing Equity Investor of [***]% or more of such outstanding voting stock shall not be a Change of Control.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall mean the account, if any, established pursuant to Section 22(x) of this Annex at the account bank designated by Buyer into which all Income shall be deposited by Seller or Servicer, which account shall be subject to a control agreement.

“Combined Loan to Value Ratio” or “CLTV” shall mean with respect to any Mortgage Loan, the ratio of (i) the original outstanding principal amount of the Mortgage Loan and any other loan which is secured by a lien on the related Mortgaged Property to (ii) the lesser of (a) the appraised value of the Mortgaged Property at origination of such Mortgage Loan, or (b) if the Mortgaged Property was purchased within twelve (12) months of the origination of the Mortgage Loan, the purchase price of the Mortgaged Property.

“Committed Amount” shall have the meaning set forth in the Pricing Side Letter.

“Conventional Bridge Mortgage Loan” shall mean a First Lien Mortgage Loan which would otherwise qualify as an Agency Eligible Mortgage Loan but for the fact that the related Mortgagor acquired the related Mortgaged Property within ninety (90) days after the prior owner acquired such Mortgaged Property.

“Custodial Agreement” shall mean (i) that certain Second Amended and Restated Custodial and Disbursement Agreement, dated as of March 20, 2014 among Seller, Buyer, and Deutsche Bank National Trust Company as Custodian and Disbursement Agent, and (ii) if applicable with respect to Second Lien Mortgage Loans, a Custodial and Disbursement Agreement among Seller, Buyer and Wells Fargo Bank, N.A. as Custodian, as each may be modified and supplemented and in effect from time to time.

“Custodian” shall mean (i) Deutsche Bank National Trust Company, (ii) if applicable with respect to Second Lien Mortgage Loans, Wells Fargo Bank, N.A., and (iii) such other custodian as may be acceptable to Buyer in its sole discretion, and their permitted successors and assigns.

“Debt Yield Ratio” shall mean, with respect to any Mortgaged Property or Properties directly or indirectly securing an Asset, the quotient (expressed as a percentage) of (i) net operating income for the trailing twelve-month period for the most recently ended fiscal quarter, divided by (ii) the total amount of indebtedness secured directly or indirectly by such Mortgaged Property or Properties that is senior to or pari passu with such Asset.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Disbursement Account” shall mean the account established by Buyer pursuant to which funds shall be disbursed to fund any Wet Loan.

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“Disbursement Agent” shall mean (i) Deutsche Bank National Trust Company, (ii) if applicable with respect to Second Lien Mortgage Loans, Wells Fargo Bank, N.A., and (iii) such other disbursement agent as may be acceptable to Buyer in its sole discretion, and their permitted successors and assigns.

“Electronic Tracking Agreement” shall mean shall mean the electronic tracking agreement dated February 28, 2013 among Buyer, Seller, MERSCORP, Inc. and MERS, as the same may be amended, supplemented or otherwise modified from time to time.

“Eligible Mortgage Loan” shall mean a First Lien Mortgage Loan or Second Lien Mortgage Loan that (i) is secured by an Eligible Property, (ii) satisfies each of the loan-level representations and warranties set forth on Schedule 1 hereto, (iii) satisfies each of the additional, applicable criteria set forth on Exhibit A to the Pricing Side Letter in the column entitled “Additional Criteria”, (iv) does not exceed the applicable sublimits set forth on Exhibit A to the Pricing Side Letter in the column entitled “Sublimits”, and (v) is otherwise deemed by Buyer in its sole discretion to be eligible for purchase hereunder, on the related Purchase Date. Buyer shall have the right to mark the Market Value of any Mortgage Loan to zero and/or require the repurchase of such Mortgage Loan if such Mortgage Loan does not satisfy the foregoing criteria, unless Buyer and Seller otherwise agree.

“Eligible Property” shall mean a Mortgaged Property that satisfies the requirements of subsection (g) of Schedule 1 to this Agreement or such other property type acceptable to Buyer in its sole discretion.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any entity or trade or business that is a member of any group of organizations described in Section 414(b), (c), (m) of (o) of the Code of which Seller is a member.

“Escrow Instruction Letter” shall mean, with respect to any Wet Loan that becomes subject to a Transaction before the end of the applicable Rescission period, an escrow agreement or letter, which is fully assignable to Buyer, stating that in the event of a Rescission or if for any other reason such Loan fails to fund on a given day, the party conducting the closing is holding all funds which would have been disbursed on behalf of the Mortgagor as agent for and for the benefit of Buyer and such funds shall be redeposited in the Disbursement Account for the benefit of Buyer not later than one (1) Business Day after the date of Rescission or other failure of the Loan to fund on a given day.

“Escrow Payments” shall mean, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Note or Mortgage or any other document.

“Executive Order” shall mean Executive Order 13224— Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Existing Agreement” shall have the meaning set forth in the Preamble to Annex I above.

“Existing Equity Investor” shall mean the holders of the equity interests in Seller as of the date hereof, and in each case their respective Family Members and Family Trusts.

“Expiration Date” shall have the meaning assigned thereto in the Pricing Side Letter.

“Family Member” shall mean, with respect to any individual, any other individual having a relationship by blood, marriage, or adoption to such individual.

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“Family Trust” shall mean, with respect to any individual, any trust or other estate planning vehicle established for the benefit of such individual or Family Members of such individual.

“Fannie Mae” shall mean Fannie Mae, or any successor thereto.

“FHA” shall mean the Federal Housing Administration or any successor thereto.

“FHA Approved Mortgagee” means a corporation or institution approved as a mortgagee by the FHA under the National Housing Act, as amended from time to time, and applicable FHA Regulations, and eligible to own and service mortgage loans such as the FHA Loans.

“FHA LEAP System” means the FHA’s Lender Electronic Assessment Portal, together with any successor FHA electronic access portal.

“FHA Loan” means a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.

“FHA Mortgage Insurance” shall mean, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.

“FHA Mortgage Insurance Contract” means the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

“FHA Policy” shall mean a mortgage insurance policy administered by the FHA with respect to reverse mortgage loans in accordance with the FHA Regulations, the HUD Handbook and other HUD publications relating to the Mortgage Loans, including, without limitation, related handbooks, circulars, notices and mortgagee letters.

“FHA Regulations” shall mean the FHA Single Family/Federal Housing Administration (24 C.F.R. 200 to 299)/Subchapter B: Mortgage and Loan Insurance Programs Under National Housing Act and Other Authorities/Part 206: Home Equity Conversion Mortgage Insurance, as amended from time to time.

“FHLMC” or “Freddie Mac” shall mean Freddie Mac or any successor thereto.

“FHLMC Guide” shall mean the Freddie Mac Sellers’ and Servicers’ Guide, as such Guide may hereafter from time to time be amended including modifications and variances applicable to Seller.

“FHLMC Mortgage Loan” shall mean a mortgage loan that is in Strict Compliance with the eligibility requirements specified for the applicable FHLMC Program described in the FHLMC Guide.

“FHLMC Program” shall mean the FHLMC Home Mortgage Guarantor Program or the FHLMC FHA/VA Home Mortgage Guarantor Program, as described in the FHLMC Guide.

“FNMA” or “Fannie Mae” shall mean Fannie Mae or any successor thereto.

“FNMA Guide” shall mean the Fannie Mae MBS Selling and Servicing Guide, as such Guide may hereafter from time to time be amended including modifications and variances applicable to Seller.

“FNMA Mortgage Loan” shall mean a mortgage loan that is in Strict Compliance with the eligibility requirements specified for the applicable FNMA Program described in the FNMA Guide.

“FNMA Program” shall mean the Fannie Mae Guaranteed Mortgage-Backed Securities Program, as described in the Fannie Mae Guide.

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“First Lien Mortgage Loan” shall mean a Mortgage Loan that is secured by the Lien on the Mortgaged Property and is subject to no other prior Liens on such Mortgaged Property securing financing obtained by the related Mortgagor.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over a Person, any of its Subsidiaries or any of its properties.

“GNMA” shall mean the Government National Mortgage Association or any successor thereto.

“GNMA EBO” shall mean a FHA Loan or VA Loan which is subject to an Early Buyout and is a Purchased Mortgage Loan.

“GNMA Guide” shall mean the GNMA Mortgage-Backed Securities Guide I or II, as such Guide may hereafter from time to time be amended including modifications and variances applicable to Seller.

“GNMA Mortgage Loan” shall mean a mortgage loan that is in Strict Compliance with the eligibility requirements specified for the applicable GNMA Program in the applicable GNMA Guide.

“GNMA Program” shall mean the Ginnie Mae Mortgage-Backed Securities Program, as described in the Fannie Mae Guide.

“HUD” shall mean the United States Department of Housing and Urban Development or any successor thereto.

“HUD Account” shall mean the account designated as account number 1444460107 established by Seller.

“HUD Handbook” shall mean regulations promulgated by HUD under the National Housing Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to HECM Loans, including, but not limited to, the HUD Home Equity Conversion Mortgage Handbook 4235.1 REV-1 and any subsequent revisions thereto and any other handbook or Mortgagee Letters, circulars, notices or other issuances issued by HUD applicable to the Mortgage Loans, as amended, modified, updated or supplemented from time to time.

“Indebtedness” shall mean, for any Person, the following: (a) all obligations for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed on a recourse basis by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner unless such indebtedness is expressly non-recourse to such Person; and (j) any other contingent liabilities of such Person with respect to any obligations described in clauses (a) through (i) above.

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“Insured Closing Letter” shall mean, with respect to any Wet Loan that becomes subject to a Transaction before the end of the applicable Rescission period, a letter of indemnification from an Approved Title Insurance Company, in any jurisdiction where insured closing letters are permitted under applicable law and regulation, addressed to Seller, which is fully assignable to Buyer, with coverage that is customarily acceptable to Persons engaged in the origination of mortgage loans identifying the Settlement Agent covered thereby, which may be in the form of a blanket letter for each relevant jurisdiction.

“Interest Period” shall mean, with respect to any Transaction, the period commencing on the Purchase Date with respect to such Transaction and ending on the calendar day prior to the related Repurchase Date. Notwithstanding the foregoing, no Interest Period may end after the Termination Date.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“Jumbo Mortgage Loan” shall mean, a First Lien Mortgage Loan for which the original loan amount is greater than the conforming limit in the jurisdiction where the related Mortgaged Property is located.

“LIBOR” means the rate determined daily by Buyer on the basis of the offered rate for one-month U.S. dollar deposits, as such rate appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on such date (rounded up to the nearest whole multiple of [***]%); provided that if such rate does not appear on Reuters Screen LIBOR01 Page, the rate for such date will be the rate determined by reference to such other comparable publicly available service publishing such rates as may be selected by Buyer in its sole discretion and communicated to Seller. Notwithstanding anything to the contrary herein, Buyer may re-set LIBOR on a daily basis.

“Lien” shall mean any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement), any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement executed by or on behalf of the debtor named therein under the UCC or comparable law of any jurisdiction.

“Liquidity” shall mean unrestricted and unencumbered cash and Cash Equivalents of Seller, excluding the amount of any available but undrawn committed financing sources.

“Loan to Value Ratio” or “LTV” shall mean with respect to any Mortgage Loan, the ratio of the outstanding principal amount of such Mortgage Loan at the time of origination to the lesser of (a) the appraised value of the related Mortgaged Property at origination of such Mortgage Loan and (b) if the related Mortgaged Property was purchased within twelve (12) months of the origination of such Mortgage Loan, the purchase price of the related Mortgaged Property.

“Margin Notice Deadline” shall mean 10:00 A.M. (New York time), unless otherwise agreed to between the parties with respect to any Transaction.

“Market Value” shall mean the value, determined by Buyer in its sole discretion, of the Purchased Mortgage Loans if sold in their entirety to a single third-party purchaser taking into account the fact that the underlying Mortgage Loans may be sold under circumstances in which the Seller is in default under this Agreement. Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of Buyer. Buyer shall have the right to mark to market the Purchased Mortgage Loans on a daily basis which Market Value with respect to one or more of the Purchased Mortgage Loans may be determined to be zero. Seller acknowledges that Buyer’s determination of Market Value is for the limited purpose of determining the value of Purchased Mortgage Loans which are subject to Transactions hereunder without the ability to perform

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customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of the Mortgage Loans achieved by obtaining competing bids in an orderly market in which the originator/servicer is not in default under a revolving debt facility and the bidders have adequate opportunity to perform customary Mortgage Loan and servicing due diligence. The Market Value shall be deemed to be zero with respect to each Mortgage Loan that is not an Eligible Mortgage Loan.

“Maximum Aggregate Purchase Price” shall mean $[***] or such other amount as may, from time to time, be mutually agreed to by Buyer and Seller in writing (which shall include e-mail transmission).

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations or financial condition of Seller, (b) the ability of Seller to perform its obligations under any of the Program Documents to which it is a party, (c) the validity or enforceability of any material provision of the Program Documents, (d) the rights and remedies of Buyer under any of the Program Documents, (e) the timely repurchase of the Purchased Mortgage Loans or payment of other amounts payable in connection therewith or (f) the Purchased Items taken as a whole.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“MERS Identification Number” shall mean the eighteen digit number permanently assigned to each MERS Mortgage Loan.

“MERS Mortgage Loan” shall mean any Mortgage Loan as to which the related Mortgage or Assignment of Mortgage has been recorded in the name of MERS, as agent for the holder from time to time of the Note, and which is identified as a MERS Mortgage Loan on the related Mortgage Loan Schedule.

“Mortgage” shall mean with respect to a Mortgage Loan, the mortgage, deed of trust or other instrument, which creates a first or second Lien on the fee simple estate in such real property which secures the Note.

“Mortgage File” shall mean, with respect to each Mortgage Loan, the related files required to be delivered to the Custodian by the Seller pursuant to the Custodial Agreement.

Mortgage Loan” shall mean a mortgage loan that is secured by a Mortgaged Property, which Custodian has been instructed to hold for Buyer pursuant to the Custodial Agreement, and which Mortgage Loan includes, without limitation, (i) a Note, the related Mortgage and all other related loan documents, (ii) all right, title and interest of Seller in and to the Mortgaged Property covered by such Mortgage and (iii) the related Servicing Rights.

“Mortgage Loan Documents” shall mean, with respect to each Mortgage Loan, the documents comprising the Mortgage Loan File for such Mortgage Loan, which shall include each of the documents set forth on Schedule 2 hereto.

“Mortgage Loan Schedule” shall mean the list of Purchased Mortgage Loans or Mortgage Loans proposed to be purchased by Buyer that will be delivered in hard copy or electronic format to Buyer and shall incorporate the fields delivered to the Seller by the Buyer and any other information required by Buyer and any other additional information to be provided pursuant to the Custodial Agreement.

“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Note.

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“Mortgagor” shall mean the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean, with respect to any Person, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by Seller or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Net Income” shall mean, for any period, the net income of Seller for such period as determined in accordance with GAAP.

“Net Worth” shall mean, with respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP.

“Note” shall mean, with respect to any Mortgage Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Mortgagor.

“Obligations” shall mean (a) all of Seller’s obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of Seller to Buyer (or any other Person) arising under, or in connection with, the Program Documents or directly related to the Purchased Mortgage Loans, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Mortgage Loan or its interest therein; and (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Mortgage Loan, or of any exercise by Buyer of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Regulations” shall have the meaning set forth in Paragraph 10(t).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Non-QM Mortgage Loan” shall mean a First Lien Mortgage Loan that (a) is not a Qualified Mortgage and (b) is originated and underwritten in conformity with the underwriting guideline summary attached hereto as Schedule 4.

“Person” shall mean any legal person, including any individual, corporation, partnership, association, joint-stock company, trust, limited liability company, unincorporated organization, governmental entity (or any agency, instrumentality or political subdivision thereof) or other entity of similar nature.

“Plan” shall mean an employee benefit or other plan established or maintained by either Seller or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post-Default Rate” shall mean, as of any date, the Pricing Rate in effect on such date plus two hundred[***] basis points ([***]%).

“Pricing Rate” shall as of any date of determination, be equal to the sum of (i) the greater of (x) LIBOR and (y) [***]% plus (ii) the Applicable Margin. The Pricing Rate is calculated on the basis of a 360-day year and the actual number of days elapsed between the Purchase Date and the Repurchase Date.

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“Pricing Side Letter” shall mean that certain Seventh Amended and Restated Pricing Side Letter, dated as of January 2, 2018, by and between Buyer and Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Program Documents” shall mean this Agreement and all Annexes, schedules and addendums to this Agreement, each Custodial Agreement, the Pricing Side Letter, the Electronic Tracking Agreement, each Takeout Confirmation, the Purchase Agreement Program Documents, each Servicer Instruction Letter Agreement, any servicing agreement and any other agreement entered into by Seller, on the one hand, and Buyer and/or any of its affiliates or subsidiaries (or custodian on its behalf) on the other, in connection herewith or therewith and designated as a Program Document.

“Prohibited Jurisdiction” shall mean any country or jurisdiction, from time to time, that is the subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by any Governmental Authority of the United States.

“Prohibited Person” shall mean any Person (i)listed in the annex to, or otherwise subject to the provisions of, the Executive Order, (ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order, (iii) with whom the Buyer is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order, (iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order, (v) that is named as a “specially designated national and blocked person” on the most current list published by the OFAC at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list, or (vi) who is an Affiliate of a Person listed above.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Jumbo Mortgage Loan” shall mean a Jumbo Mortgage Loan that is originated and underwritten in conformity with Seller’s Underwriting Guidelines.

“Purchase Agreement” shall mean that certain Mortgage Loan Participation Purchase Agreement dated as of February 28, 2013 between Seller and Buyer, as the same shall be modified and supplemented and in effect from time to time.

“Purchase Agreement Program Documents” shall mean the “Program Documents” as defined in the Purchase Agreement.

“Purchase Price” shall mean the price at which a Purchased Mortgage Loan is transferred by Seller to Buyer in a Transaction, which shall be calculated as set forth in the Pricing Side Letter.

The term of “Purchased Securities” and its corresponding definition shall be deleted in its entirety and replaced with the term “Purchased Mortgage Loans” and the following definition:

“Purchased Mortgage Loans” shall mean all Mortgage Loans, together with the related records and servicing rights, transferred by Seller to Buyer in a Transaction hereunder. The term “Purchased Mortgage Loans” with respect to any Transaction at any time also shall include any Additional Purchased Mortgage Loans delivered pursuant to Paragraph 4(a) of the Agreement.

“QM Rule” shall mean 12 CFR 1026.43(e), including all applicable official staff commentary.

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“Qualified Mortgage” shall mean a Mortgage Loan that satisfies the criteria for a “qualified mortgage” as set forth in the QM Rule.

“Rebuttable Presumption Qualified Mortgage” shall mean a Qualified Mortgage with an annual percentage rate that exceeds the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Mortgage Loan.

“Repurchase Date” shall mean the date on which Seller is to repurchase the Purchased Mortgage Loans from Buyer, which date shall occur on (i) the tenth (10th) Business Day of the month following the related Purchase Date or such other date as may be specified by Buyer in writing to Seller, (ii) the Termination Date, or (iii) at the option of Buyer, the date determined by application of Paragraph 11 hereof.

“Required Documents”: Those documents required pursuant to the applicable Custodial Agreement to be included in the Mortgage File related to each Mortgage Loan.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation (including without limitation the Investment Company Act of 1940, as amended) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescission” shall mean the right of a Mortgagor to rescind the related Note and related documents pursuant to applicable law and regulation.

“Responsible Officer” means, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.

“Reuters Screen LIBOR01 Page” shall mean the display page currently so designated on the Reuters Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

“Safe Harbor Qualified Mortgage” shall mean a Qualified Mortgage with an annual percentage rate that does not exceed the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Mortgage Loan.

Scratch & Dent Mortgage Loan” shall mean a First Lien Mortgage Loan that does not contain all of the Mortgage Loan Documents required pursuant to Schedule 2 or with respect to which certain of the Mortgage Loan Documents contain errors, but which is not a Wet Loan.

“Second Lien Mortgage Loan” shall mean a Mortgage Loan that is secured by the Lien on the Mortgaged Property and is subject only to one prior Lien on such Mortgaged Property securing financing obtained by the related Mortgagor.

“Servicer Instruction Letter Agreement” means (i) that certain Amended and Restated Servicer Instruction Letter Agreement dated as of January 23, 2018 among Buyer, Seller, and Subservicer, or (ii) such other letter agreement agreed to by Buyer, Seller and the Subservicer, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Servicing File” shall mean, with respect to each Purchased Mortgage Loan, the file retained by the Servicer consisting of (1) originals of all applicable documents in the related loan file as described in the Custodial Agreement (if any) which are not delivered to Buyer or Buyer’s designee, (2) copies

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of any other applicable documents in such loan file for such Purchased Mortgage Loan maintained by the Servicer and (3) all other documents and records maintained by the Servicer in respect of such Purchased Mortgage Loan pursuant to a servicing agreement, including, without limitation the Servicing Records.

“Servicing Records” shall mean all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of the Purchased Mortgage Loans.

“Servicing Rights” shall mean contractual, possessory or other rights of Seller, Servicer or any other Person, whether arising under any servicing agreement, the Custodial Agreement (if any) or otherwise to administer or service any Purchased Mortgage Loan or to possess related Servicing Files.

“Servicing Transfer Date” shall mean such date as may be mutually agreed to by the relevant Servicer and Buyer on which servicing of the Purchased Mortgage Loans are to be transferred to a successor servicer.

“Settlement Agent” shall mean a title company, escrow company or attorney that is (i) bonded by an Approved Title Insurance Company and (ii) insured against errors and omissions in an amount reasonably satisfactory to Buyer in its sole discretion, to which the proceeds of any Transaction related to a Wet Loan are to be wired prior to the occurrence of such Transaction in accordance with local law and practice in the jurisdiction where the related Wet Loan is being originated.

“Strict Compliance” shall mean compliance of Seller and the Mortgage Loans that are intended to be Agency Eligible Mortgage Loans with the requirements of the applicable Agency Guide as amended by any agreements between Seller and the Applicable Agency, sufficient to enable Seller to sell such Mortgage Loans to the FNMA or FHLMC through the cash window or to issue and GNMA to guarantee or FNMA or FHLMC to issue and guarantee a mortgage-backed security; provided, that until copies of any such agreements between Seller and the Applicable Agency have been provided to Buyer by Seller and agreed to by Buyer, such agreements shall be deemed, as between Seller and Buyer, not to amend the requirements of the applicable Agency Guide.

“Subservicer” shall have the meaning set forth in Paragraph 31(c), and shall mean Cenlar FSB and/or any other subervicer of the Purchased Mortgage Loans approved by Buyer in its sole discretion.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. For purposes of this Agreement, the Subsidiaries of Seller shall only include those material Subsidiaries of Seller set forth on Schedule 3 hereto.

“Takeout Commitment” shall mean a fully assignable commitment of Seller to sell one or more identified Mortgage Loans to a Takeout Investor, and, the corresponding Takeout Investor’s commitment back to Seller to effectuate the foregoing.

“Takeout Confirmation” shall mean the trade confirmation from the Takeout Investor to Seller that has been fully executed, is enforceable and is in full force and effect and confirms the details of a Takeout Commitment with respect to a Mortgage Loan.

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“Takeout Investor” shall mean (i) an Agency or (ii) other institution which has made a Takeout Commitment and has been approved by Buyer.

“Takeout Price” shall mean, with respect to a Purchased Asset, the purchase price to be paid for such Asset by the Takeout Investor pursuant to the related Takeout Commitment.

“Tangible Net Worth” shall mean the Net Worth of Seller, minus the sum of all intangibles, determined in accordance with GAAP (but without subtracting the value of Seller’s mortgage servicing rights).

“Termination Date” shall mean the earlier to occur of (i) the date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law or (ii) the Expiration Date.

“Total Liabilities” shall mean as of any date of determination, the total liabilities on such date of determination, to be determined in accordance with GAAP.

“Underwriting Guidelines” shall mean, with respect to a Mortgage Loan, the underwriting guidelines of the originator of such Mortgage Loan (which originator may be the Seller, as applicable) or the Takeout Investor with respect to such Mortgage Loan, as applicable, in each case that is acceptable to Buyer in its sole discretion and as in effect as of the date such Mortgage Loan was originated.

“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Uncommitted Amount” shall have the meaning set forth in the Pricing Side Letter.

“VA” shall mean the United States Department of Veterans Affairs or any successor thereto.

“VA Approved Lender” means a lender which is approved by the VA to act as a lender in connection with the origination of VA Loans.

“VA Loan” means a Mortgage Loan which is the subject of a VA Loan Guaranty Agreement as evidenced by a loan guaranty certificate, or a Mortgage Loan which is a vender loan sold by the VA.

“VA Loan Guaranty Agreement” means the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.

“VA Regulations” means the regulations promulgated by the U.S. Department of Veterans Affairs and codified in 38 Code of Federal Regulations, and other U.S. Department of Veterans Affairs issuances relating to VA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“Wet Loan” shall mean a wet-funded First Lien Mortgage Loan (other than a GNMA EBO) or Second Lien Mortgage Loan which does not contain all of the Required Documents and which shall have the following additional characteristics:

(i)	the proceeds thereof have been funded by the Seller prior to the Purchase Date thereof;

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(ii)	the proceeds thereof have not been returned to the Seller by the escrow or closing agent for such Wet Loan;

(iii)	upon recordation, such Mortgage Loan will constitute a first or second Lien, as applicable on the premises described therein; and

(iv)	upon delivery of all of the documents specified in Section 2(a) of the Custodial Agreement, such Wet Loan will become either a FHLMC Mortgage Loan, a FNMA Mortgage Loan or a GNMA Mortgage Loan.

5.	Transactions (Paragraph 3).

(a)	Paragraph 3(a) of the Agreement is amended by adding the following language directly before the first sentence therein:

“Subject to the terms and conditions of the Program Documents, Buyer shall, with respect to the applicable Committed Amount and may in its sole discretion, with respect to the Uncommitted Amount, from time to time in its sole discretion, enter into Transactions with an aggregate Purchase Price for all Purchased Mortgage Loans acquired by Buyer not to exceed the Maximum Aggregate Purchase Price. Notwithstanding anything contained herein to the contrary, Buyer shall have the obligation to enter into Transactions up to the applicable Committed Amount and shall have no obligation to enter into Transactions with respect to the Uncommitted Amount. Unless otherwise agreed to between Buyer and Seller in writing, all purchases of Eligible Mortgage Loans (other than GNMA EBOs) shall be first deemed committed up to the applicable Committed Amount and then the remainder, if any, shall be deemed uncommitted up to the Uncommitted Amount and all purchases of Eligible Mortgage Loans that are GNMA EBOs shall be made solely with respect to the Uncommitted Amount.”

(b)	Unless otherwise directed by Buyer, Confirmations, for the purposes of this Agreement, will be prepared by Buyer.

(c)	Paragraph 3 of the Agreement is amended by adding the following new subparagraphs at the end thereof:

“(d) Upon Seller’s request to enter into a Transaction pursuant to Paragraph 3, Buyer shall, with respect to the applicable Committed Amount and may in its sole discretion, with respect to the Uncommitted Amount, assuming all conditions precedent set forth in this Paragraph 3 and in Paragraphs 21(a) and (b) have been met, and provided no Default shall have occurred and be continuing, purchase the Eligible Mortgage Loans included in the related Confirmation by transferring to the Seller, via wire transfer in accordance with the written wire transfer instructions provided by Seller, the Purchase Price in immediately available funds on the related Purchase Date and not later than the related time set forth in the Custodial Agreement (if any). With respect to each Purchased Mortgage Loan, Seller acknowledges and agrees that the Purchase Price paid in connection with such Purchased Mortgage Loan that is purchased in any Transaction includes a mutually negotiated premium allocated to the portion of such Purchased Mortgage Loan that constitutes the related Servicing Rights. For the avoidance of doubt, the facility with respect to the Uncommitted Amount provided under this Agreement is an uncommitted repurchase facility and Buyer shall have no obligation to enter into any Transaction hereunder with respect to the Uncommitted Amount.

(e) Seller shall repurchase the related Purchased Mortgage Loans from Buyer on each related Repurchase Date and Buyer shall transfer the related Purchased Mortgage Loans on such Repurchase Date to Seller free and clear of any claim, Lien or other encumbrance created or attached by or through Buyer. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan. Seller is obligated to obtain the related Purchased Mortgage Loans from Buyer or its designee (including Custodian) at Seller’s expense on (or after) the related Repurchase Date.

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(f) Provided that the applicable conditions in Paragraphs 21(a) and (b) have been satisfied and provided further no Default shall have occurred and be continuing, unless Seller is notified by Buyer to the contrary not later than 11:00 a.m. (New York City time) at least two (2) Business Days prior to any such Repurchase Date, on each related Repurchase Date each Purchased Mortgage Loan shall automatically become subject to a new Transaction. In such event, the related Repurchase Date on which such Transaction becomes subject to a new Transaction shall become the “Purchase Date” for such Transaction. Seller shall deliver an updated Confirmation with respect to such Purchased Mortgage Loans. For each new Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Confirmation.

(g) If Seller intends to repurchase any Mortgage Loans on any day which is not a Repurchase Date, Seller shall give prior written notice thereof to Buyer by 10:00 p.m. (New York City time) on the date of repurchase. If such notice is given, the Repurchase Price specified in such notice shall be due and payable on the date specified therein, together with the Price Differential to such date on the amount prepaid.

(h) If any requirement of law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) adopted after the date hereof or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

i.

shall subject Buyer to any tax of any kind whatsoever with respect to this Agreement or any Mortgage Loans purchased pursuant to it (excluding net income taxes) or change the basis of taxation of payments to Buyer in respect thereof;

ii.

shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of Buyer which is not otherwise included in the determination of LIBOR hereunder;

iii.	shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amount receivable thereafter incurred.

(i) Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR:

i.

Buyer determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “Pricing Rate” are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Transactions as provided herein; or

ii.	it becomes unlawful for Buyer to enter into Transactions with a Pricing Rate based on LIBOR.

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then Buyer shall give Seller prompt notice thereof and, so long as such condition remains in effect, Seller shall, at its option, either repurchase such Mortgage Loans or pay a Pricing Rate at a rate per annum as reasonably determined by Buyer taking into account the increased cost to Buyer of purchasing and holding the Mortgage Loans.”

6.	Margin Maintenance (Paragraph 4).

(a)	Paragraph 4(a) of the Agreement is amended by replacing the reference to “Seller’s option” with “Buyer’s option.”

(b)

Paragraph 4(b) of the Agreement is amended by deleting the text in its entirety and replacing it with “Reserved”. Further, all references in the Agreement to Paragraph 4(b) and “Margin Excess” are deleted hereby.

7.	Income Payments (Paragraph 5). Paragraph 5 of the Agreement is amended by deleting the paragraph in its entirety and replacing it with the following:

“(a) The parties agree that in any Transaction hereunder whose term extends over an Income payment date for the Mortgage Loans subject to such Transaction, such Income shall be the property of Buyer. Seller shall (i) segregate all Income collected by or on behalf of Seller on account of the Purchased Mortgage Loans and shall hold such Income in trust for the benefit of Buyer that is clearly marked as such in Seller’s records, (ii) remit and cause Subservicer to remit all such Income (other than prepayments in full in respect of any Purchased Mortgage Loan) to the Collection Account (if any) or to the account designated by Buyer for deposit therein no later than forty-eight (48) hours after receipt or as otherwise may be required under Paragraph 22(cc)(vi)), and (iii) cause Subservicer to remit all prepayments in full in respect of any Purchased Mortgage Loan to the Seller within one (1) Business Day of receipt thereof, and Seller shall remit such prepayments in full to the Collection Account (if any) or to the account designated by Buyer for deposit therein no later than forty-eight (48) hours after receipt from Subservicer. Notwithstanding the foregoing, and provided no Event of Default has occurred and is continuing, Buyer agrees that Seller shall be entitled to receive an amount equal to all Income received in respect of the Purchased Mortgage Loans (other than prepayments in full which shall at all times be remitted in accordance with the foregoing sentence), whether by Buyer, Custodian or any servicer or any other Person, which is not otherwise received by Seller, to the full extent it would be so entitled if the Purchased Mortgage Loans had not been sold to Buyer; provided that any Income received by Seller while the related Transaction is outstanding shall be deemed to be held by Seller solely in trust for Buyer pending the repurchase on the related Repurchase Date. On each Repurchase Date, Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its sole discretion) either (i) transfer (or permit the servicer to transfer) to Seller Income received as of such date with respect to any Purchased Mortgage Loans subject to such Transaction, or (ii) if a Margin Deficit then exists, apply the Income to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentence (i) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Mortgage Loans sufficient to eliminate such Margin Deficit, or (ii) if a Default or Event of Default with respect to Seller has occurred and is then continuing at the time such Income is paid or distributed.

(b) On each Repurchase Date, Seller shall pay to Buyer all accrued but unpaid Price Differential for each Transaction outstanding hereunder.”

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8.	Security Interest (Paragraph 6). Paragraph 6 of the Agreement is amended by deleting the paragraph in its entirety and replacing it with the following:

“(a) Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Mortgage Loans and not loans from Buyer to Seller secured by the Purchased Mortgage Loans. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its obligations, Seller hereby grants Buyer a fully perfected first priority security interest in all of Seller’s rights, title and interest in and to the following property, whether now existing or hereafter acquired:

(i)	all Purchased Mortgage Loans identified on a Confirmation delivered by Seller to Buyer and the custodian from time to time,

(ii)

any other collateral pledged or otherwise relating to such Purchased Mortgage Loans, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, Mortgage Loan accounting records and other books and records relating thereto,

(iii)	all rights of Seller to receive from any third party or to take delivery of any records or other documents which constitute a part of the mortgage file or servicing file,

(iv)	the Collection Account (if any) and all amounts on deposit therein and all Income relating to such Purchased Mortgage Loans,

(v)	all debenture interests payable by HUD on account of any Purchased Mortgage Loan that is a GNMA EBO,

(vi)	all interests in real property collateralizing any Purchased Mortgage Loans,

(vii)

all insurance policies and insurance proceeds relating to any Purchased Mortgage Loans or the related Mortgaged Property and all rights of Seller to receive from any third party or to take delivery of any of the foregoing,

(viii)

any purchase agreements or other agreements, contracts or take-out commitments relating to or constituting any or all of the foregoing and all rights to receive documentation relating thereto (but excluding agreements and contract rights which by their express terms prohibit Seller from assigning, pledging or granting a security interest in Seller’s rights, title or interest thereunder if and to the extent that such prohibition is not made ineffective by UCC §§ 9-406 or 9-408),

(ix)	the Servicing Records and the related Servicing Rights,

(x)

all of Seller’s rights under any Escrow Instruction Letters and Insured Closing Letters with respect to the Loans that are Wet Loans (but excluding agreements and contract rights which by their express terms prohibit Seller from assigning, pledging or granting a security interest in Seller’s rights, title or interest thereunder if and to the extent that such prohibition is not made ineffective by UCC §§ 9-406 or 9-408),

(xi)

all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents,” “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities’ accounts” as each of those terms is defined in the UCC, in each case solely to the extent relating to or constituting the foregoing, and all cash and cash equivalents and all products and proceeds in each case solely to the extent relating to or constituting any or all of the foregoing, and

(xii)	any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively the “Purchased Items”).

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Seller acknowledges and agrees that its rights with respect to the Purchased Items (including without limitation, any security interest Seller may have in the Purchased Mortgage Loans and any other collateral granted by Seller to Buyer pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.

Seller further grants, assigns and pledges to Buyer a first priority security interest in and to all documentation and rights to receive documentation related to all Income related to the Purchased Mortgage Loans received by Seller and all rights to receive such Income, and all products, proceeds and distributions relating to or constituting any or all of the foregoing (collectively, the “Related Credit Enhancement”). The Related Credit Enhancement is hereby pledged as further security for Seller’s Obligations to Buyer hereunder.

(b) At any time and from time to time, upon the written request of Buyer, and at the expense of Seller, Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the UCC in effect in any jurisdiction with respect to the Purchased Items and the liens created hereby. Seller also hereby authorizes Buyer to file any such financing or continuation statement without the signature of Seller to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction. This Agreement shall constitute a security agreement under applicable law.

(c) Seller shall not (i) change the location of its chief executive office/chief place of business from that specified in Annex II, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Purchased Items, or (iii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given Buyer at least thirty (30) days prior written notice thereof and shall have delivered to Buyer all UCC financing statements and amendments thereto as Buyer shall request and taken all other actions deemed reasonably necessary by Buyer to continue its perfected status in the Purchased Items with the same or better priority.

(d) Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, if a Default shall have occurred and be continuing, including without limitation, protecting, preserving and realizing upon the Purchased Items, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including without limitation, to protect and preserve and, if a Default shall have occurred and be continuing, to realize upon the Purchased Items, to file such financing statement or statements relating to the Purchased Items without Seller’s signature thereon as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, if a Default shall have occurred and be continuing, to do the following:

(i) in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any Purchased Items whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items;

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(iii) (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Items and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. This power of attorney shall not revoke any prior powers of attorney granted by Seller.

Seller also authorizes Buyer, if a Default shall have occurred and be continuing, from time to time, to execute, in connection with any sale provided for in Paragraph 11 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.

(e) The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Items and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

(f) If Seller fails to perform or comply with any of its agreements contained in the Program Documents and Buyer performs or complies, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by Seller to Buyer on demand and shall constitute Obligations.

(g) Buyer’s duty with respect to the custody, safekeeping and physical preservation of the Purchased Items in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as Buyer deals with similar property for its own account. Neither Buyer nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Purchased Items or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Purchased Items upon the request of Seller or otherwise.

(h) All authorizations and agencies herein contained with respect to the Purchased Items are irrevocable and powers coupled with an interest.”

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9.	Substitution (Paragraph 9). Paragraph 9 of the Agreement is amended by deleting the paragraph in its entirety and replacing it with the following:

“Seller shall not substitute any other Mortgage Loans for any Purchased Mortgage Loans.”

10.	Representations (Paragraph 10). Paragraph 10 of the Agreement is amended by deleting the paragraph in its entirety and replacing it with the following:

“Seller represents and warrants to Buyer that throughout the term of this Agreement:

(a) Existence. Seller (i) is duly organized, validly existing and in good standing as a trust, corporation, limited liability company or limited partnership (as applicable) under the laws of the jurisdiction in which it was formed, (ii) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its Mortgage Loans and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, (iii) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (iv) is in compliance in all material respects with all Requirements of Law. Seller is an FHA Approved Mortgagee and, to the extent Seller is originating VA Loans, a VA Approved Lender.

(b) Litigation. Except as set forth on Schedule 10(b) attached hereto, there are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against Seller or any of its Subsidiaries or Affiliates or affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect, or (ii) which questions the validity or enforceability of any of the Program Documents or any action to be taken in connection with the transactions contemplated thereby or (iii) which seeks to prevent the consummation of any Transaction.

(c) No Breach. Neither (i) the execution and delivery of this Agreement, nor (ii) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of Seller, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which Seller, or any of its Subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them or their property is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of Seller or any of its Subsidiaries, pursuant to the terms of any such agreement or instrument.

(d) Action. Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Documents to which it is a party; the execution, delivery and performance by Seller of each of the Program Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Program Document has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other laws relating to creditors’ rights generally.

(e) Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by Seller of the Program Documents to which it is a party or for the legality, validity or enforceability thereof, except for approvals and consents which have been received and filings and recordings in respect of the Liens created pursuant to this Agreement.

(f) Compliance with Law. No practice, procedure or policy employed or proposed to be employed by Seller in the conduct of its business violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect with respect to Seller.

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(g) True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller or any of their Subsidiaries to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller or any of its Subsidiaries to Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(h) Collection Practices; Loan-Level Representations and Warranties. The collection practices used by Seller and any servicer, as applicable, with respect to the Mortgage Loans have been, in all material respects legal, proper, prudent and customary in the residential mortgage loan origination and servicing business and in accordance with the terms of each Mortgage and the related Note. Each of the Mortgage Loans compiles with the representations and warranties listed in Schedule 1 hereto. The review and inquiries made on behalf of Seller in connection with the making of the representations and warranties listed on Schedule 1 hereto have been made by Persons having the requisite expertise, knowledge and background to verify such representations and warranties. Seller has no knowledge of any material fact that could reasonably lead them to expect that the Market Value of any Purchased Mortgage Loan will not be obtained or realized. Each of the Purchased Mortgage Loans is an Eligible Mortgage Loan.

(i) ERISA. Each Plan which is not a Multiemployer Plan, and, to the knowledge of Seller, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which Seller would be under an obligation to furnish a report to Buyer under Paragraph 22(e)(vi) of the Agreement contained in Annex I. The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans. Seller and its Subsidiaries do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law at no cost to the employer (collectively, “COBRA”).

(j) Independent Decisions. It has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any advice, counsel, or representation of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to expected results of that Transaction.

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(k) Assessment and Assumption of the Risk. It is capable of assessing the merits of (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks (economic and otherwise) of that Transaction. It is also capable of assuming, and assumes, the risks of each Transaction.

(l) Buyer Not Fiduciary. The Buyer is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(m) No Material Adverse Effect. No Material Adverse Effect in the Seller’s financial condition has occurred since the date of the most recent financial statements furnished by Seller to the Buyer, and such financial statements are complete and correct and fairly present Seller’s financial condition and results of operations as at and for the period ended on the date thereof, all in accordance with generally accepted accounting principles and practices applied on a consistent basis.

(n) Investment Company Act. It is not, and after giving effect to the Transactions contemplated by the Agreement will not be, required to register as an “investment company” (within the meaning of the Investment Company Act).”

(o) Agency Approvals. Seller has all such requisite Approvals and is in good standing with the Applicable Agency, with no event having occurred or Seller having any reason whatsoever to believe or suspect will occur prior to the issuance of the consummation of any Takeout Commitment, including, without limitation, a change in insurance coverage which would either make Seller unable to comply with the eligibility requirements for maintaining all such applicable Approvals or require notification to the Applicable Agency.

(p) No Adverse Actions. Seller has not received from the Applicable Agency a written notice of extinguishment or a written notice indicating material breach, default or material non-compliance which Buyer reasonably determines may entitle the Applicable Agency to terminate, suspend, sanction or levy penalties against Seller, or a written notice from the Applicable Agency indicating any adverse fact or circumstance in respect of Seller which Buyer reasonably determines may entitle the Applicable Agency, as the case may be, to revoke any Approval or otherwise terminate or suspend Seller as an approved issuer, seller or servicer, as applicable, or with respect to which such adverse fact or circumstance has caused the Applicable Agency to terminate Seller.

(q) Insured Closing Letter. Seller shall deliver all Insured Closing Letters in possession of Seller to Buyer or made available for audit by Buyer or its designee, promptly upon the request of Buyer.

(r) Escrow Agreement. Seller shall deliver all Insured Closing Letters in possession of Seller to Buyer or made available for audit by Buyer or its designee, promptly upon the request of Buyer.

(s) USA Patriot Act; OFAC. Neither Seller nor any of its Affiliates is a Prohibited Person and Seller is in full compliance with all applicable orders, rules, regulations and recommendations of OFAC. Neither Seller nor any of its members, directors, executive officers, parents or Subsidiaries: (1) is subject to U.S. or multilateral economic or trade sanctions currently in force; (2) is owned or controlled by, or act on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions currently in force; (3) is a Prohibited Person or is otherwise named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business, including but not limited to lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State. Seller has established an anti-money laundering compliance program as required by all applicable anti-money laundering laws and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”) (collectively, the “Anti-Money Laundering Laws”).

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(t) Anti-Money Laundering. Seller has complied with all applicable Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the acquisition of each Purchased Asset for purposes of the Anti-Money Laundering Laws, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws. No Purchased Asset is in violation of, or subject to nullification pursuant to, the Executive Order or any regulations promulgated by the OFAC (the “OFAC Regulations”), and no Mortgagor is subject to the provisions of the Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

11.	Events of Default (Paragraph 11).

(a)	The definition of “Event of Default” in Paragraph 11 of the Agreement is deleted in its entirety and shall instead be defined as the occurrence of any of the following events:

i.	Seller shall fail to transfer the Purchased Mortgage Loans upon the applicable Purchase Date or Seller shall fail to repurchase the Purchased Mortgage Loans upon the applicable Repurchase Date;

ii.

Seller shall default in the payment of any amount payable by it hereunder (including but not limited to Paragraphs 4, 5 and 16(a) hereof) when such amount is due, or Seller shall default in the payment of any amount payable by it under any other Program Document after notification by Buyer of such default, and such default shall have continued unremedied for one (1) Business Day;

iii.

Seller shall fail to comply with the requirements of Paragraph 22 of the Agreement contained in Annex I (other than Paragraph 22(a)) of the Agreement contained in Annex I and such failure to observe or perform shall continue unremedied for a period of ten (10) Business Days following the date on which Seller had knowledge of such failure;

iv.

Any representation made by Seller shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated (other than the representations set forth in Schedule 1 or any representations as to the eligibility of a Purchased Mortgage Loan unless (A) Seller shall have made any such representations and warranties with actual knowledge that they were false or misleading at the time made or (B) any such representations and warranties have been determined in good faith by Buyer in its sole discretion to be false or misleading on a regular basis);

v.	Seller shall admit in writing its inability to, or intention not to, perform any of Seller’s Obligations;

vi.

Seller or any of Seller’s Affiliates files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for Seller or any of Seller’s Affiliates, or of all or any part of Seller’s or Seller’s Affiliates’ Property; or makes an assignment for the benefit of Seller or Seller’s Affiliates’ creditors;

vii.

(A) A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for Seller, or any of Seller’s Affiliates, or of any of Seller’s, or their respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or Seller or any of Seller’s Affiliates generally fails to pay Seller’s or Seller’s Affiliates’ debts as they become due; or Seller or any of Seller’s Affiliates is adjudicated

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bankrupt or insolvent; or an order for relief is entered under the Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against Seller or any of Seller’s Affiliates; or any of Seller’s or Seller’s Affiliates’ Property is sequestered by court or administrative order; or (B) a petition is filed against Seller or any of Seller’s Affiliates under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect and such petition is not rescinded, voided or stayed or dismissed within forty-five (45) days;

viii.

Any Governmental Authority or any person, agency or entity acting under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or any of Seller’s Affiliates, or shall have taken any action to displace the management of Seller or any of Seller’s Affiliates or to curtail its authority in the conduct of the business of Seller or any of Seller’s Affiliates, or takes any action in the nature of enforcement to remove, limit or restrict the Seller’s Approvals or other approvals of Seller or its Affiliates as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby, and such action provided for in this subparagraph (viii) shall not have been discontinued or stayed within thirty (30) days;

ix.

An event of default shall have occurred and shall be continuing under any Program Document (other than this Agreement) beyond any applicable grace period or shall for whatever reason (including an event of default thereunder) be terminated; or any of Seller’s material obligations (other than Seller’s Obligations hereunder) shall cease to be in full force and effect, or the enforceability thereof shall be contested by Seller (in each case beyond any applicable grace period) which such failure to be in full force and effect could reasonably be expected to have a Material Adverse Effect; or any of Seller’s Obligations hereunder shall cease to be in full force and effect, or the enforceability thereof shall be contested by Seller;

x.	A Change of Control of Seller shall have occurred without the prior consent of Buyer;

xi.

Seller shall grant, or suffer to exist, any Lien on any Purchased Items except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Items in favor of Buyer or shall be Liens in favor of any Person other than Buyer;

xii.

(i) Seller or any ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination that a Plan is “at risk” (within the meaning of Section 303 of ERISA) or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, (vi) Seller or any ERISA Affiliate shall file an application for a minimum funding waiver under Section 302 of ERISA or Section 412 of the Code with respect to any Plan, (vii) any obligation for post-retirement medical costs (other than as required by COBRA) exists, (viii) the assets of Seller shall be treated as “plan assets” within the meaning of 29 C.F.R. 2510.3-101 (as modified by Section 3(42) of ERISA) or (ix) any other event or condition shall occur or exist with respect to a Plan and in each case in clauses (i) through (xi) above, such event or condition, together with all other such events or conditions, if any, is likely to subject Seller or any of its Affiliates to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of Seller or any of its Affiliates or could reasonably be expected to have a Material Adverse Effect;

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xiii.

(A) Seller or any Affiliate of Seller shall default under (which default shall not have been waived or cured), or shall otherwise breach the terms of any instrument, agreement or contract between Seller or such other entity, on the one hand, and Buyer or any of Buyer’s affiliates on the other, which default entitles any party to require acceleration or prepayment of any indebtedness thereunder; or (B) Seller or any Affiliate of Seller shall default under (which default shall not have been waived or cured), the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by Seller or such other entity and any third party in each case evidencing a facility size of $[***] or more, which default entitles any party to require acceleration or prepayment of any indebtedness thereunder;

xiv.	If any Material Adverse Effect shall have occurred with respect to Seller;

xv.	Seller fails to perform any other of its obligations hereunder and does not remedy such failure within thirty (30) days after notice is given by the nondefaulting party requiring it to do so;

xvi.

Seller (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction, or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person appointed or empowered to operate it or act on its behalf), and in each case under clauses (1) through (3) such default or other event results in a liability or loss to the Seller in an amount of $[***] or more. For the purposes hereof, “Specified Transaction” means (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Seller or between Seller or Buyer and any third party which is (i) a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, securities option, weather transaction, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) a type of transaction that is similar to any transaction referred to in clause (i) that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions;

xvii.

Seller is suspended or expelled from membership of or participation in any national securities exchange or registered national securities association or registered clearing agency of which it is a member or any other self-regulatory organization to whose rules it is subject, or is suspended from dealing in securities by any federal or state government or agency thereof, or any of the assets of Seller or the assets of investors held by, or to the order of, Seller are transferred or ordered to be transferred to a trustee by a regulatory authority pursuant to any securities, banking or other regulating legislation;

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xviii.

Seller has its license, charter, or other authorization necessary to conduct a material portion of its business withdrawn, suspended or revoked by any applicable federal or state government or agency thereof;

xix.

as a result of sovereign action or inaction (directly or indirectly) or directive issued or given by any governmental or regulatory agency or authority with competent jurisdiction, Seller becomes unable to perform any absolute or contingent obligation to make a payment or transfer or to receive a payment or transfer in respect of any Transaction under the Agreement or to comply with any other material provision of the Agreement relating to such Transaction”;

xx.	Seller shall not be in compliance with one or more of the financial covenants set forth in Paragraphs 22(i), (j) and (k); or

xxi.

With respect to Purchased Mortgage Loans that are GNMA EBOs, the applicable Custodian fails to maintain its good standing under the GNMA Guide or FHA Regulations and is not replaced or the Seller fails to repurchase such GNMA EBOs or such breach is not waived by Buyer in writing within thirty (30) days.

(b)

The introductory paragraph of Paragraph 11(d) shall be amended by replacing the clause “without prior notice to the defaulting party” with “with such notice to the defaulting party as is reasonably practicable under the circumstances”.

(c)	The following sentence shall be added to the end of Paragraph 11(g):

“Notwithstanding the foregoing, neither party shall be liable to the other for any consequential, indirect or punitive damages.”

(d)	Paragraph 11(i) of the Agreement is amended by replacing the entire paragraph with the following:

“(i) In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the UCC. Except as otherwise expressly provided in this Agreement, Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Seller. Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Mortgage Loans and any other Purchased Items or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.”

12.	Notices and Other Communications (Paragraph 13): Paragraph 13 of the Agreement is amended by replacing the entire paragraph with the following:

Any and all notices, statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, telegraph, messenger, electronic mail (except with respect to legal notices) or otherwise to the address specified in Annex II hereto, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

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13.	Non-assignability; Termination (Paragraph 15). Paragraph 15 of the Agreement is amended by replacing the entire paragraph with the following:

“(a) Seller shall not sell, assign or transfer any of its rights or its Obligations or delegate its duties under this Agreement or any other Program Document without the prior written consent of Buyer, and any attempt by Seller to so without such consent shall be null and void. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns.

(b) Buyer may, in accordance with applicable law, at any time sell to one or more entities (“Participants”) participation interests in this Agreement, its agreement to purchase Mortgage Loans, or any other interest of Buyer hereunder and under the other Program Documents. In the event of any such sale by Buyer of participation interests to a Participant, Buyer’s obligations under this Agreement to Seller shall remain unchanged, Buyer shall remain solely responsible for the performance thereof and Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Program Documents. Seller agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participation interest in amounts owing under this Agreement to the same extent as if the amount of its participation interest were owing directly to it as a Buyer under this Agreement; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participation interest to share with Buyer the proceeds thereof.

(c) Buyer may furnish any information concerning Seller or any of its Subsidiaries in the possession of Buyer from time to time to assignees and Participants (including prospective assignees and Participants) only after notifying Seller in writing and securing signed confidentiality statements and only for the sole purpose of evaluating assignments or participations and for no other purpose.

(d) Seller agrees to cooperate with Buyer in connection with any such assignment and/or participation, to execute and deliver replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Program Documents in order to give effect to such assignment and/or participation. Seller further agrees to furnish to any Participant identified by Buyer to Seller copies of all reports and certificates to be delivered by Seller to Buyer hereunder, as and when delivered to Buyer.”

14.	Use of Employee Plan Assets (Paragraph 18). Paragraph 18 of the Agreement is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

“The assets of Seller are not “plan assets” (within the meaning of 29 C.F.R. 2510.3-101 (as modified by Section 3(42) of ERISA)) of a plan subject to Title I of ERISA or a “plan” within the meaning of Section 4975 of the Code.”

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15.	Intent (Paragraph 19). Paragraph 19 of the Agreement is amended by deleting the paragraph in its entirety and replacing it with the following:

(a)

Seller and Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code, a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code, and a “master netting agreement” as that term is defined in Section 101(38A) of the Bankruptcy Code.

(b)

It is understood that Buyer’s right to liquidate the Purchased Items delivered to it in connection with the Transactions hereunder or to accelerate or terminate the Agreement or otherwise exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Sections 555, 559 and 561 of the Bankruptcy Code.”

16.	Additional Provisions. The Agreement is hereby amended by added the following new Paragraphs immediately following Paragraph 20:

“21.	Conditions Precedent.

(a)

As conditions precedent to the closing of this Agreement, Buyer shall have received on or before the date hereof the following, in form and substance satisfactory to Buyer and duly executed by each party thereto (as applicable):

i.	Program Documents. The Program Documents duly executed and delivered by Seller thereto and being in full force and effect.

ii.

Organizational Documents. A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of Seller, in each case dated as of a recent date, but in no event more than ten (10) Business Days prior to the date hereof and copies of resolutions or consents evidencing the corporate or other authority for Seller with respect to the execution, delivery and performance of the Program Documents and each other document to be delivered by Seller from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary).

iii. Incumbency Certificate. An incumbency certificate of the secretary of Seller certifying the names, true signatures and titles of Seller’s representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder.

iv.

Underwriting Guidelines. Buyer and Seller shall have agreed upon Seller’s current Underwriting Guidelines for Mortgage Loans and Buyer shall have received a copy thereof certified by a Responsible Officer of Seller.

v.

Legal Opinion. An opinion of Seller’s outside counsel as to such matters as Buyer may reasonably request (including, without limitation, (a) designation of the Master Repurchase Agreement as a “repurchase agreement”, “securities contract” and “master netting agreement” under the Bankruptcy Code, (b) perfection of security interest in the Purchased Items, (c) a corporate opinion, (d) the enforceability of the Program Documents under New York law and (e) Seller or any of its Subsidiaries is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act.

vi.

Fees and Expenses. Buyer shall have received all expenses required to be paid by Seller on or prior to the initial Purchase Date, which expenses may be netted out of any Purchase Price paid by Buyer hereunder.

vii.

Filings, Registrations, Recordings. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Buyer, a perfected, first-priority security interest in the Purchased Items,

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subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if Buyer determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and (ii) UCC lien searches, dated as of a recent date, in no event more than 14 days prior to the date of such initial Transaction, in such jurisdictions as shall be applicable to Seller and the Purchased Items, the results of which shall be satisfactory to Buyer.

viii.	Other Documents. Buyer shall have received such other documents as Buyer or its counsel may reasonably request, including without limitation the Custodial Agreement.

(b) The obligation (if any) of Buyer to enter into each Transaction pursuant to this Agreement (including the initial Transaction) is subject to the following further conditions precedent, both immediately prior to any Transaction and also after giving effect thereto and to the intended use thereof:

i.	No Default or Event of Default shall have occurred and be continuing.

ii.

The then aggregate outstanding Purchase Price for all Purchased Mortgage Loans, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price. If the Transaction is with respect to the applicable Committed Amount, the aggregate outstanding Purchase Price for all Purchased Mortgage Loans then subject to Transactions with respect to the applicable Committed Amount, when added to the Purchase Price for the requested Transaction, shall not exceed the applicable Committed Amount as of such date. If the Transaction is with respect to the Uncommitted Amount, the aggregate outstanding Purchase Price for all Purchased Mortgage Loans then subject to Transactions with respect to the Uncommitted Amount, when added to the Purchase Price for the requested Transaction, shall not exceed the Uncommitted Amount as of such date.

iii.

Buyer or its designee shall have received on or before the day of a Transaction the Confirmation and Mortgage Loan schedule with respect to the Mortgage Loans proposed to be sold, delivered pursuant to Paragraph 3(a) of the Agreement.

iv.	Seller shall have paid to Buyer all fees and expenses owed to Buyer in accordance with this Agreement and any other Program Document.

v.	Buyer or its designee shall have received any other documents reasonably requested by Buyer.

vi.

Buyer shall have received a trust receipt (or in connection with Wet Loans, an intent to use a trust receipt) from the Custodian, indicating Custodian’s receipt and review of the related Mortgage Loan Documents, in accordance with the terms of the Custodial Agreement with respect to the Purchased Mortgage Loans and without exceptions (unless otherwise waived by Buyer).

vii.

No event shall have occurred and be continuing which results in a material adverse change to the Approvals of Seller since the closing date of this Agreement, and such Approvals shall be in good standing on and after such closing date.

viii.	There is no Margin Deficit at the time immediately prior to entering into a new Transaction.

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ix.

Upon Buyer’s request or if otherwise required by FHMLC, GNMA or FNMA, Buyer shall have received certificates or other evidence of insurance detailing insurance coverage in respect of the related Mortgaged Property or Properties of types (including but not limited to casualty, general liability and terrorism insurance coverage), in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Mortgage Loan Documents and otherwise reasonably satisfactory to Buyer. Such certificates or other evidence shall indicate that Seller will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Mortgage Loan Documents.

x.	if obtained by the Seller, Buyer shall have received an appraisal of the related Mortgaged Property or Properties.

xi.	Buyer shall have received such other information and documentation with respect to each Mortgage Loan proposed to be sold as Buyer may request, including but not limited to the following:

1.	interest coverage ratios and Debt Yield Ratio;

2.	LTV and CLTV; and

3.	analyses and reports with respect to such other matters concerning such Mortgage Loan as Buyer may require in its discretion(including internal credit memos for approval and underwriting models),

and such information shall be satisfactory to Buyer in its sole discretion

xii.

With respect to each Mortgage Loan proposed to be sold that is subject to a security interest (including any precautionary security interest) immediately prior to the Purchase Date, Buyer shall have received a security release certification for such Mortgage Loan that is duly executed by the related secured party and Seller. Such secured party shall have filed UCC termination statements in respect of any UCC filings made in respect of such Mortgage Loan, and each such release and UCC termination statement has been delivered to Buyer prior to each Transaction and to Custodian as part of the collateral package.

xiii.	With respect to any Mortgage Loan that is a Wet Loan, the Buyer shall have received a true and complete copy of the Insured Closing Letter and Escrow Instructions, if requested by Buyer.

xiv.

None of the following shall have occurred and/or be continuing: an event or events resulting in the inability of Buyer to finance its purchases of assets with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events or a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under or otherwise comply with the terms of this Agreement.

xv.

Prior to giving effect to any Transaction with respect to GNMA EBOs, Seller shall deliver to Buyer a Subservicer Instruction Letter Agreement executed by the Subservicer of such GNMA EBOs, in form and substance acceptable to Administrative Agent.

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22.	Covenants of Seller. Seller covenants and agrees with Buyer that during the term of this Agreement:

(a)	Margin Deficit. If at any time there exists a Margin Deficit, Seller shall cure the same in accordance with Paragraph 4(a) of the Agreement.

(b)	Notices. Seller shall give notice to Buyer promptly in writing of any of the following:

i.

Upon Seller becoming aware of, and in any event within one (1) Business Day after the occurrence of any Default, Event of Default or any event of default or default under any Program Document or other material agreement of Seller;

ii.

Upon, and in any event within three (3) Business Days after, service of process on Seller or any of its Subsidiaries, or any agent thereof for service of process, in respect of any legal or arbitrable proceedings affecting Seller or any of its Subsidiaries (i) that questions or challenges the validity or enforceability of any of the Program Documents, (ii) in which the amount in controversy exceeds $[***] or (iii) which there is a reasonable likelihood of an adverse determination which would result in a Material Adverse Effect;

iii.

Upon, and in any event within five (5) Business Days after, the termination, acceleration, maturity of or reduction in the amount available for borrowing under any repurchase agreement, loan and security agreement or similar credit facility or agreement for Indebtedness entered into by Seller and any third party in an amount of $[***] or more;

iv.

Upon Seller becoming aware of any payment default related to any Purchased Items, any Material Adverse Effect and any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect;

v.	Any material dispute, licensing issue, litigation, investigation, proceeding or suspension between Seller or its subsidiaries, on the one hand, and any Governmental Authority or any other Person; and

vii.

Upon Seller becoming aware of any penalties, sanctions or charges levied, or threatened to be levied, against Seller or Servicer or any change or threatened change in Approval status, or the commencement of any Agency Audit, investigation, or the institution of any action or the threat of institution of any action against Seller by the Applicable Agency or any other agency, or any supervisory or regulatory Government Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer or seller status of, Seller or Servicer, other than routine ordinary course Agency Audits or investigations.

Each notice pursuant to this Paragraph 22(b) shall be accompanied by a statement of a Responsible Officer of Seller, setting forth details of the occurrence referred to therein and stating what action Seller has taken or proposes to take with respect thereto.

(c)	Defense of Title. Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands of all Persons whomsoever.

(d)

Preservation of Purchased Items. Seller shall do all things necessary to preserve the Purchased Items so that such Purchased Items remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply, in all material respects, with all applicable laws, rules and regulations of any Governmental Authority applicable to Seller or relating to the Purchased Items and cause the Purchased Items to comply with all applicable laws, rules and regulations of any such Governmental Authority. Seller will not allow any default to occur for which Seller is responsible under any Purchased Items or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Items or the Program Documents.

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(e)	Financial Statements. Seller shall deliver to Buyer:

i.

As soon as available and in any event within thirty (30) days after the end of each calendar month, the consolidated balance sheets of Seller and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Seller and its consolidated Subsidiaries for such period setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Seller and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

ii.

As soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of Seller, the consolidated balance sheets of Seller and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Seller and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Seller and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

iii.

As soon as available and in any event within ninety (90) days after the end of each fiscal year of Seller, the consolidated balance sheets of Seller and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Seller and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Seller in the form of Exhibit A attached hereto;

iv.	From time to time such other information regarding the financial condition, operations, or business of Seller as Buyer may request;

v.

Within one (1) Business Day of any margin call (however defined or described in the applicable Indebtedness documents) of any amount or other similar request (including a claim under a guaranty) is made upon Seller under any Indebtedness of Seller in an aggregate amount in excess of $[***], notice of such margin call or other request;

vi.

As soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer knows, or with respect to any Plan or Multiemployer Plan to which Seller or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Seller setting forth details respecting such event or condition and the action, if any, that Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Seller or an ERISA Affiliate with respect to such event or condition):

(A)

any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of

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ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(c) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(B)	the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or an ERISA Affiliate to terminate any Plan;

(C)

the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(D)

the complete or partial withdrawal from a Multiemployer Plan by Seller or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Seller or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(E)	the institution of a proceeding by a fiduciary of any Multiemployer Plan against Seller or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(F)

the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Seller or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

vii.

Seller shall furnish to Buyer, at the time it furnishes each set of financial statements pursuant to paragraphs (i), (ii) and (iii) above, a certificate of a Responsible Officer of Seller substantially in the form of Annex III hereto, or such other form acceptable to Buyer, to the effect that, to the best of such Responsible Officer’s knowledge, Seller during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Program Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Seller has taken or proposes to take with respect thereto).

(f)

Litigation. Seller shall promptly, and in any event within two (2) Business Days after service of process on any of the following, give to Buyer notice of all legal or arbitrable proceedings affecting Seller or any of its Subsidiaries that questions or challenges the validity or enforceability of any of the Program Documents or as to which there is a reasonable likelihood of an adverse determination which would result in a Material Adverse Effect.

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(g)	Existence, Etc. Each of Seller and its Subsidiaries will:

i.	preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

ii.

comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities and other Requirements of Law (including, without limitation, truth in lending, real estate settlement procedures, consumer protection and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

iii.	keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

iv.

not move its chief executive office or chief operating office from the addresses of such offices on the date hereof unless it shall have provided Buyer thirty (30) days prior written notice of such change;

v.

pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

vi.

permit representatives of Buyer, during normal business hours upon prior written notice at a mutually desirable time (or at any time and from time to time upon the occurrence of an Event of Default and during the continuance thereof), to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer;

(h)

Prohibition of Fundamental Changes. Seller shall not enter into any transaction of merger or consolidation or amalgamation unless Seller is the surviving entity, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its Mortgage Loans other than in connection with a whole loan sale or securitization, the proceeds of which shall be used to repurchase Purchased Mortgage Loans and all other Obligations then due and payable hereunder (other than entering into Transactions which will continue to be secured by the Purchased Items pursuant to the terms hereof).

(i)	Minimum Tangible Net Worth. Seller shall at all times maintain a Tangible Net Worth of not less than $[***].

(j)	Minimum Liquidity. Seller shall at all times maintain Liquidity in an amount greater than or equal to $[***].

(k)	Maximum Leverage. Seller shall at all times maintain a ratio of its Total Liabilities to Tangible Net Worth of less than 12:1.

(l)

Transactions with Affiliates. Seller will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted (or not restricted) under the Agreement, (b) in the ordinary course of Seller’s business, and (c) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate. For the avoidance of doubt, nothing herein prohibits Seller from making or paying any dividend or distribution to its members or shareholders on account of their equity interests in Seller.

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(m)

Use of Proceeds. Seller will use the proceeds of any Purchase Price solely to originate, purchase, fund, manage and service Purchased Mortgage Loans and to pay expenses related to any of the foregoing.

(n)

Limitation on Liens. Seller will defend the Purchased Items against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Purchased Items, other than the security interests created under the Agreement, and Seller will defend the right, title and interest of Buyer in and to any of the Purchased Items against the claims and demands of all persons whomsoever. Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Items or any interest therein, provided that this Paragraph 22(n) shall not prevent any contribution, assignment, transfer or conveyance of Purchased Items in accordance with the Program Documents.

(o)

Limitation on Sale of Mortgage Loans. Seller shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer substantially all of its assets to any Person; provided, that Seller may after prior written notice to Buyer allow such action with respect to any Subsidiary which is not a material part of Seller’s overall business operations or any sale of Purchased Items hereunder, including a whole loan sale or securitization, the proceeds of which shall be used to repurchase Purchased Mortgage Loans and satisfy other Obligations as provided hereunder (other than entering into Transactions which will continue to be secured by the Purchased Items pursuant to the terms hereof).

(p)

Solvency. Seller is solvent and shall not be rendered insolvent by the transactions contemplated by the Agreement and the other Program Documents, and, after giving effect to such transactions, shall not be left with an unreasonably small amount of capital with which to engage in its business. Seller shall not incur debts beyond its ability to pay such debts as they mature. Seller shall not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller shall not pledge the Purchased Items to Buyer, as provided in the Agreement, with any intent to hinder, delay or defraud any of its creditors.

(q)

No Amendment or Waiver. Seller will not, nor will it permit or allow others to amend, modify, terminate or waive any provision of any Purchased Mortgage Loan to which Seller is a party in any manner which shall reasonably be expected to materially and adversely affect the value of such Purchased Mortgage Loan.

(r)

Maintenance of Property; Insurance. As applicable, Seller shall keep all property useful and necessary in its business in good working order and condition. Seller shall cause any servicer of the Purchased Mortgage Loans to maintain errors and omissions insurance and blanket bond coverage in such amounts as are in effect on the date hereof (as disclosed to Buyer in writing) and shall not reduce such coverage without the written consent of Buyer, and shall also maintain or cause such servicer to maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.

(s)

Further Identification of Purchased Items. Seller will furnish to Buyer from time to time statements and schedules further identifying and describing the Purchased Items and such other reports in connection with the Purchased Items as Buyer may request, all in reasonable detail.

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(t)

Purchased Mortgage Loan Determined to be Defective. Upon discovery by Seller or Buyer of any breach of any loan level representation or warranty contained herein, the party discovering such breach shall promptly give notice of such discovery to the others.

(u)

Further Documentation. At any time and from time to time, upon the written request of Buyer, and at the sole expense of Seller, Seller will promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may request in order to ensure Buyer has a valid, first priority, perfected security interest in the Purchased Items or for the purposes of obtaining or preserving the full benefits of the Agreement and of the rights and powers herein granted. If any amount payable under or in connection with any of the Purchased Items shall be or become evidenced by any instrument (including any certificated security or promissory note) or chattel paper (in each case as defined in the UCC), such instrument or chattel paper shall be immediately delivered to the custodian under the Custodial Agreement (if any), on behalf of Buyer, duly endorsed in a manner satisfactory to Buyer, to be held as Purchased Items pursuant to the Agreement. Prior to such delivery, Seller shall hold all such instruments or chattel paper in trust as agent for Buyer and shall not commingle any of the foregoing with any Mortgage Loans of Seller.

(v)

Servicing Transmission. Upon request of Buyer, Seller shall provide to Buyer (i) a data tape, on an asset-by-asset basis and in the aggregate, summarizing (A) Seller delinquency and loss experience with respect to Mortgage Loans serviced by Seller hereunder and on a portfolio basis (including the following categories: current, 30-59, 60-89 and 90+), (B) with respect to Purchased Mortgage Loans, any Mortgagor that is in bankruptcy and (C) with respect to Purchased Mortgage Loans, any amendments, modifications or waivers of any term or condition of or extension of the scheduled maturity date or modification of the interest rate of any item of the Purchased Mortgage Loan or settlement or compromise of any claim in respect of any Purchased Mortgage Loan and (ii) any other information reasonably requested by Buyer with respect to the Purchased Mortgage Loans. Each monthly servicing report described above shall separately identify Purchased Mortgage Loans subject to outstanding Transactions hereunder and the related Purchase Date therefor.

(w)

Taxes, Etc. Seller shall pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon Seller or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Mortgage Loans) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Seller shall file on a timely basis all federal, state and material local tax returns, and any other tax statements or schedules required to be filed by or in respect of it.

(x)

Establishment of Collection Account. Buyer may require Seller to establish the Collection Account for the sole and exclusive benefit of Buyer upon written notice from Buyer to Seller. Seller shall segregate all amounts collected on account of the Purchased Mortgage Loans, to be held in trust for the benefit of Buyer, and shall remit such collections in accordance with Buyer’s written instructions (if any). Except as set forth in Section 5 of this Agreement, no amounts deposited into such account shall be removed without Buyer’s prior written consent. Seller shall deliver to Buyer any information with respect to the Purchased Mortgage Loans reasonably requested by Buyer. Upon and after the occurrence of a Default, Seller shall deposit or credit to the Collection Account all items to be deposited or credited thereto irrespective of any right of setoff or counterclaim arising in favor of it (or any third party claiming through it) under any other agreement or arrangement.

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(y)	Agreement to Deliver Documents. Seller agrees that upon execution and delivery of this Agreement and thereafter upon reasonable request of Buyer, it will deliver to Buyer:

i.	evidence of authority and specimen signatures of individuals executing this Agreement and any Confirmation hereunder;

ii.

a correct, complete and executed U.S. Internal Revenue Service Form W-8BEN, W-8IMY, W-8ECI, W-9 (or any successor thereto), including appropriate attachments, that eliminates U.S. federal backup withholding tax on payments under this Agreement; and

iii.

a copy of its organizational documents, including all amendments thereto, and such other documents as the other party may reasonably request in connection with its “know your customer” and anti-money laundering compliance programs.

(z)

Agency Audit and Approval Maintenance. Seller shall (i) at all times maintain copies of relevant portions of all Agency Audits in which there are material adverse findings, including without limitation written notices of defaults, written notices of termination of approved status, written notices of imposition of supervisory agreements or interim servicing agreements, and written notices of probation, suspension, or non-renewal, (ii) provide Buyer with copies of such Agency Audits promptly upon Buyer’s request, and (iii) take all actions necessary to maintain its respective Approvals.

(aa)

OFAC. At all times throughout the term of this Agreement, Seller (i) shall be in full compliance with all applicable orders, rules, regulations and recommendations of OFAC and (ii) shall not permit any Purchased Assets.to be maintained, insured, traded, or used (directly or indirectly) in violation of any United States statutes, rules or regulations, in a Prohibited Jurisdiction or by a Prohibited Person.

(bb)

Additional Repurchase or Warehouse Facility. Seller shall collectively maintain throughout the term of the Agreement, with nationally recognized and established counterparties (other than Buyer), mortgage loan repurchase or warehouse facilities that, in the aggregate provide funding on a committed basis in an amount equal to the lesser of (i) $[***] and (ii) the Committed Amount.

(cc)	GNMA EBOs. With respect to each Purchased Mortgage Loan that is a GNMA EBO:

(i)

Seller shall provide prior written notice to Buyer if such GNMA EBO shall become a real estate owned property. The Market Value with respect to such GNMA EBO shall be decreased to zero and Seller shall immediately repurchase such GNMA EBO prior to the conversion of the GNMA EBO to a real estate owned property.

(ii)

Seller shall be listed as the mortgagee of record and shall deposit all claims submitted on account of such GNMA EBO into the payee account (the “Clearing Account”) and shall transfer (or cause to be transferred) all such amounts so received into the Collection Account (if any) or such other account designated by Buyer on the same or next Business Day as receipt thereof.

(iii)

If such GNMA EBO is an FHA Loan, Seller shall list the Subservicer as the servicer on FHA LEAP System and Seller shall be identified as the mortgagee of record on such system under mortgagee number 30096-00011. Seller shall cause Servicer to submit all claims to HUD under such applicable number for remittance of amounts to the HUD Account.

(iv)

If such GNMA EBO is a VA Loan, Seller shall list the Subservicer as the servicer on the VALERI system and Seller shall be identified as the payee under payee vendor identification number 902584-00-00. Seller shall cause Subservicer to submit all claims to HUD and VA under such applicable number for remittance of amounts to the Clearing Account.

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(v)

If HUD deducts or sets off any amounts owing by Seller or Subservicer to HUD that are unrelated to such GNMA EBO, Seller shall promptly notify Buyer and shall deposit, or cause Subservicer to deposit, within five (5) Business Days following notice or knowledge of such deduction by HUD, such deducted amounts into the Collection Account (if any) or such other account designated by Buyer.

(vi)

Following the occurrence of an Event of Default, Seller shall and shall cause all amounts received in the HUD Account to be remitted into the Collection Account within one (1) Business Day after receipt, and all amounts paid by VALERI with respect to a VA Loan to be paid to the Collection Account (if any) or such other account designated by Buyer.

(vii)	Seller shall maintain all relevant HUD and GNMA Approvals and shall notify Buyer immediately in writing if Seller for any reason, ceases to possess any such HUD or GNMA Approval.

(viii)	Seller shall cooperate and do all things deemed necessary or appropriate by Buyer to comply with and effectuate the foregoing.

23.	Indemnity and Expenses.

(a)

Seller agrees to hold Buyer, and its affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments and costs and expenses relating thereto of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct (including failure by Buyer to comply with applicable law). Without limiting the generality of the foregoing, Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Purchased Mortgage Loans relating to or arising out of any violation or alleged violation of any applicable laws, rules and regulations that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Purchased Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Mortgage Loan, Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Program Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. Seller hereby acknowledges that, the obligations of Seller under this Agreement are recourse obligations of Seller.

(b)

Seller agrees to pay as and when billed by Buyer all of the reasonable out-of-pocket costs and expenses incurred by Buyer and/or custodian in connection with the negotiation, development, preparation and execution of, any amendment, supplement or modification to, and enforcement of (including any waivers) this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith (regardless of whether a Transaction is entered into hereunder) and the taking of any action, including

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legal action, required or permitted to be taken by Buyer (without duplication to Buyer) and/or custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout”. Seller agrees to pay as and when billed by Buyer all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to Buyer and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Purchased Items. Seller also agrees not to assert any claim against Buyer or any of its affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(c)

If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its sole discretion and Seller shall remain liable for any such payments by Buyer. No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under the Program Documents.

(d)

All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority (excluding income taxes, branch profits taxes, franchise taxes, any taxes imposed by Sections 1471 through 1474 of the United States Internal Revenue Code or any other tax imposed on net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof, or as a result of a connection of the Buyer to such jurisdiction beyond merely owning an interest in a Transaction) (collectively, “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (iii) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (iv) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made. In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”). Seller agrees to indemnify Buyer for Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Paragraph 23(d), provided that Buyer shall have provided such Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be.

(e)

Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Paragraph 23 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Mortgage Loans by Buyer against full payment therefor.

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24.

Submission and Service of Process. Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under the Agreement or relating in any way to the Agreement or any Transaction under the Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

25.

Waiver of Immunity. Each party hereto hereby waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, attachment (both before and after judgment) and execution to which it might otherwise be entitled in any action or proceeding in any state or federal court or court of any other country or jurisdiction, relating in any way to this Agreement or any Transaction, and agrees that it will not raise, claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding.

26.

Force Majeure. Buyer and Seller shall not be responsible or liable for any failure or delay in the performance of their respective obligations under the Agreement arising out of or caused, directly or indirectly, by circumstances beyond their reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities; computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that Buyer and Seller shall use their best efforts to resume performance as soon as practicable under the circumstances.

27.

Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by email and/or facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.

28.

Hypothecation or Pledge of Purchased Mortgage Loans. Buyer shall have free and unrestricted use of all Purchased Mortgage Loans and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Mortgage Loans, but no such transaction shall relieve Buyer of its obligations to transfer Purchased Mortgage Loans to Seller pursuant to Paragraph 3, 4 or 11 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Paragraph 5 hereof. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Mortgage Loans delivered to Buyer by Seller.

29.

Termination. This Agreement shall remain in effect until the Termination Date. However, no such termination shall impair Seller’s outstanding Obligations to Buyer at the time of such termination. Seller’s obligations under Paragraph 3(e), Paragraph 10 and Paragraph 17 and any other reimbursement or indemnity obligation of Seller to Buyer pursuant to this Agreement or any other Program Documents shall survive the termination hereof.

30.

Further Assurances. Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Program Documents, to perfect the interests of Buyer in the Purchased Items or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.

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31.	Servicing.

(a)

Seller covenants to maintain or cause the servicing of the Purchased Mortgage Loans to be maintained in conformity with Accepted Servicing Practices and pursuant to the related underlying Servicing Agreement. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) the termination thereof by Buyer pursuant to subparagraph (d) below, (ii) thirty (30) days after the last Purchase Date of such Purchased Mortgage Loan, (iii) a Default or an Event of Default, (iv) the date on which all the Obligations have been paid in full, or (v) the transfer of servicing to any entity approved by Buyer and the assumption thereof by such entity. Upon any such termination, Seller shall comply with the requirements set forth in Paragraph 31(f) as to the delivery of the Servicing Records and the physical servicing of each Purchased Mortgage Loan.

(b)

During the period Seller is servicing the Purchased Mortgage Loans, (i) Seller agrees that Buyer is the owner of the Servicing Rights and all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Mortgage Loans (the “Servicing Records”), and (ii) Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Mortgage Loans and all Servicing Records to secure the obligation of Seller or its designee to service in conformity with this Paragraph 31 and any other obligation of Seller to Buyer. At all times during the term of this Agreement, Seller covenants to hold such Servicing Records in trust for Buyer and to safeguard, or cause each Subservicer to safeguard, such Servicing Records and to deliver them, or cause any such Subservicer to deliver them to the extent permitted under the related Servicing Agreement promptly to Buyer or its designee (including Custodian) at Buyer’s request or otherwise as required by operation of Paragraph 31(f) hereof. It is understood and agreed by the parties that prior to an Event of Default, Seller, as servicer shall retain the servicing fees with respect to the Purchased Mortgage Loans.

(c)

If any Mortgage Loan that is proposed to be sold on a Purchase Date is serviced by a servicer other than Seller (a “Subservicer”), or if the servicing of any Purchased Mortgage Loan is to be transferred to a Subservicer, Seller shall provide a copy of the related servicing agreement and a Servicing Instruction Letter Agreement executed by such Subservicer (collectively, the “Servicing Agreement”) to Buyer at least three (3) Business Days prior to such Purchase Date or transfer date, as applicable, which Servicing Agreement shall be in form and substance acceptable to Buyer. In addition, Seller shall have obtained the prior written consent of Buyer for such Subservicer to subservice the Mortgage Loans.

(d)

In addition to the rights provided in Paragraph 31(a), Buyer shall have the right, exercisable at any time in its sole discretion, upon written notice, to terminate Seller or any Subservicers as servicer or subservicer, respectively, and any related Servicing Agreement, free and clear of any obligations (including without limitation any obligation to pay or reimburse any previous servicer for outstanding servicing advances). Upon any such termination, Seller shall transfer or shall cause Subservicer to transfer such servicing with respect to such Purchased Mortgage Loans to Buyer or its designee, at no cost or expense to Buyer. Seller agrees to cooperate with Buyer in connection with the transfer of servicing.

(e)

Buyer shall have the right in its sole discretion to appoint a third party to perform due diligence with respect to Seller’s servicing facilities at any time. Seller shall cooperate with Buyer and/or its designees to provide access to Seller’s servicing facilities upon reasonable prior written notice at a mutually convenient time including without limitation its books and records with respect to Seller’s servicing portfolio and the Purchased Mortgage Loans. In addition to the foregoing, Seller shall permit Buyer to inspect upon reasonable prior written notice at a mutually convenient time, Seller’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying Buyer that Seller or its Affiliate, as the case may be, has the ability to service the Mortgage Loans as provided in this Agreement. In addition, with respect to

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any Subservicer which is not an Affiliate of Seller, Seller shall use its best efforts to enable Buyer to inspect the servicing facilities of such Subservicer and to cause such Subservicer to cooperate with Buyer and/or its designees in connection with any due diligence performed by Buyer and/or such designees in accordance with this Paragraph 31(e). Seller and Buyer further agree that all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with any due diligence or inspection performed pursuant to this Paragraph 31(e) shall be paid by Buyer.

(f)

With respect to the Servicing Rights appurtenant to each Purchased Mortgage Loan, Buyer shall own, and Seller shall deliver, such Servicing Rights to Buyer on the related Purchase Date. Seller shall deliver (or cause the related Subservicer to deliver) the Servicing Records and the physical and contractual servicing of each Purchased Mortgage Loan, to Buyer or its designee upon the termination of Seller or Subservicer as the servicer or subservicer, respectively, pursuant to Paragraph 25(d). In addition, with respect to the Servicing Records for each Purchased Mortgage Loan and the physical and contractual servicing of each Purchased Mortgage Loan, the related Seller shall deliver (or cause the related Subservicer to deliver) such Servicing Records and, to the extent applicable, the servicing to Buyer or its designee within thirty (30) days of the earlier of (i) the termination of Seller or Subservicer as the servicer or subservicer, respectively, of the Purchased Mortgage Loans and (ii) the related Purchase Date for each such Purchased Mortgage Loan (the “Servicing Delivery Requirement”). Notwithstanding the foregoing, such Servicing Delivery Requirement will be deemed restated for each such Purchased Mortgage Loan on each Repurchase Date on which such Purchased Mortgage Loan is repurchased by Seller and becomes subject to a new Transaction (and the immediately preceding delivery requirement will be deemed to be rescinded), and a new 30-day Servicing Delivery Requirement will be deemed to commence for such Purchased Mortgage Loans as of such Repurchase Date in the absence of directions to the contrary from Buyer. Further, the Servicing Delivery Requirement will no longer apply to any Purchased Mortgage Loan that is repurchased in full by the related Seller in accordance with the provisions of this Agreement and is no longer subject to a Transaction. Seller’s transfer of the Servicing Rights, Servicing Records and the physical and contractual servicing under this Paragraph shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of all escrows held for the related Mortgagors (without reduction for unreimbursed advances or “negative escrows”).

32.

Set-off. In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Seller. Buyer may set-off cash, the proceeds of the liquidation of any Purchased Items and all other sums or obligations owed by Buyer or its Affiliates to Seller against all of Seller’s obligations to Buyer or its Affiliates, whether under this Agreement or under any other agreement between the parties or between Seller and any Affiliate of Buyer, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s or its Affiliate’s right to recover any deficiency. Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

33.

Periodic Due Diligence Reviews. Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Mortgage Loans for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise, and Seller agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice to Seller (provided that upon the

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occurrence of a Default or an Event of Default, no such prior notice shall be required), Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Mortgage Loans in the possession, or under the control, of Seller and/or Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Purchased Mortgage Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer shall purchase Mortgage Loans from Seller based solely upon the information provided by Seller to Buyer in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Purchased Mortgage Loans, including, without limitation, ordering new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Seller. In addition, Buyer has the right to perform continuing Due Diligence Reviews (including, without limitation, operational, legal, corporate and background due diligence) of Seller and its Affiliates, directors, and their respective Subsidiaries and the officers, employees and significant shareholders thereof. Seller and Buyer further agree that all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Paragraph 27 shall be paid by Seller.

34.

Delay Not Waiver; Rights Cumulative. No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise, at any time an Event of Default exists, one or more remedies, as Buyer so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies.

35.	WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDINGS IN CONNECTION WITH THE AGREEMENT.

36.

Confidentiality. Each party acknowledges that Confidential Information (as defined below) may be exchanged between the parties pursuant to this Agreement. Each party shall use no less than the same means it uses to protect its similar confidential and proprietary information, but in any event not less than reasonable means, to prevent the disclosure and to protect the confidentiality of the Confidential Information of the other party. Each party agrees that it will not disclose or use the Confidential Information of the other party except for the purposes of this Agreement and as authorized herein. Notwithstanding the foregoing, the recipient of Confidential Information (the “Recipient”) may use or disclose the Confidential Information to the extent that such Confidential Information is: (a) already known by the Recipient without an obligation of confidentiality, (b) publicly known or becomes publicly known through no unauthorized act of the Recipient, (c) rightfully received from a third party without any obligation of confidentiality, (d) independently developed by the Recipient without use of the Confidential Information of the disclosing party (the “Disclosing Party”), (e) approved by the Disclosing Party for disclosure, or (f) required to be disclosed pursuant to a requirement of a governmental agency, regulatory or self-regulatory agency or law; provided that, to the extent permitted by the requesting body, the Recipient provides the other party with notice of such requirement prior to any such disclosure and requests that the requesting body afford confidential treatment to the information disclosed. In the event of any unauthorized disclosure or loss of, or inability to account for, Confidential Information of the

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Disclosing Party, the Recipient will notify the Disclosing Party immediately and will take all available steps to terminate the unauthorized use or further unauthorized disclosure of the Confidential Information of the Disclosing Party. “Confidential Information” shall mean all information disclosed to one party to this Agreement by the other party to this Agreement in written, verbal, graphic, recorded, photographic, or any other form about such Disclosing Party and its business, including without limitation business partners and suppliers, financial statements, intellectual property rights, products, research and development, costing, licensing and pricing, disclosed in writing, verbally or visually, designated as confidential at the time of disclosure or is of a nature that a reasonable person would consider the information confidential.

37.

Amendment and Restatement. The terms and provisions of the Existing Agreement are hereby amended and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to, and shall not, effect a novation of any of the obligations of the parties to the Existing Agreement, but merely an amendment and restatement of the terms governing such obligations.

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Agreed and acknowledged as of the first date set forth above:

JEFFERIES FUNDING, LLC	LOANDEPOT.COM, LLC

By:	By:
Title:	Title:
Date:	Date:

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Schedule 1 to Annex I

Mortgage Loan-Level Representations and Warranties

I. Representations and Warranties with respect to Mortgage Loans

(a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule delivered with respect to the Mortgage Loan is complete, true and correct in all material respects.

(b) Payments Current. The first monthly payment on the Mortgage Loan shall have been made prior to the second scheduled monthly payment on the Mortgage Loan becoming due.

(c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Neither Seller nor the originator from which Seller acquired the Mortgage Loan has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is more recent, to the day which precedes by one month the due date of the first installment of principal and interest thereunder.

(d) Original Terms Unmodified. Except with respect to a GNMA EBO, the terms of the Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required by the title insurance policy, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule.

(e) No Defenses. The Mortgage Loan is not subject to any right of rescission, setoff, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Note or the Mortgage, or the exercise of any right thereunder, render either the Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and except with respect to a GNMA EBO, no Mortgagor in respect of the Mortgage Loan was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated.

(f) Hazard Insurance. Each Mortgaged Property is insured by a fire and extended perils insurance policy, issued by an insurer approved by Buyer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by Seller as of the date of origination consistent with the Underwriting Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the greatest of (i) [***]% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan with respect to each Mortgage Loan, (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines or (iv) the amount necessary to fully compensate for any damage or loss to the improvements that are a part of such property on a replacement cost basis. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount

Sched. 1 - 1

representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan, (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the Flood Disaster Protection Act of 1973, as amended. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard Mortgagee clause naming Seller, its successors and assigns (including without limitation, subsequent owners of the Mortgage Loan), as Mortgagee, and may not be reduced, terminated or canceled without thirty (30) days’ prior written notice to the Mortgagee. No such notice has been received by Seller. All premiums due and owing on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Seller has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(g) Location of Property. Each Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that any condominium unit or planned unit development shall conform with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings, and that no residence or dwelling is a mobile home or a manufactured dwelling. No portion of the Mortgaged Property is used for commercial purposes.

(h) No Mechanics’ Liens. At origination, there were no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with the lien of the Mortgage.

(i) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole-or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission other than in the case of a release of a portion of the land comprising a Mortgaged Property or a release of a blanket Mortgage which release will not cause the Mortgage Loan to fail to satisfy the Underwriting Guidelines. Except with respect to GNMA EBOs. Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.

(j) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, all applicable predatory and abusive lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the origination and servicing of such Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon two Business Days’ request, evidence of compliance with all such requirements.

(k) No Foreclosure or Bankruptcy. The Mortgaged Property is not the subject of a foreclosure proceeding nor is the related Mortgagor be the subject of a bankruptcy proceeding.

Sched. 1 - 2

(l) Valid Assignment; Valid Lien. Each Assignment of Mortgage from the Seller constitutes a legal, valid and binding assignment from the Seller. Each related Mortgage is freely assignable without the consent of the related Mortgagor. The Mortgage is a valid, subsisting, enforceable and perfected first or second Lien and first or second priority security interest with respect to each Mortgage Loan which is indicated by Seller to be a first or second Lien (as reflected on the Mortgage Loan Schedule) on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the. The Lien of the Mortgage is subject only to:

(1) the lien of current real property taxes and assessments not yet due and payable;

(2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the appraised value of the related Mortgaged Property set forth in such appraisal; and

(3) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first or second Lien and first or second priority security interest with respect to each Mortgage Loan which is indicated by Seller to be a first or second Lien (as reflected on the Mortgage Loan Schedule), on the property described therein and Seller has full right to pledge and assign the same to Buyer. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage.

(m) Validity of Mortgage Documents. The Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and in full force and effect, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to no right of rescission, set-off, counterclaim or defense. All parties to the Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Note, the Mortgage and any such agreement, and the Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. The related Note shall not have been extinguished under relevant state law in connection with a judgment of foreclosure or foreclosure sale or otherwise.

(n) Origination and Underwriting; Servicing. The origination of each Mortgage Loan complied in all material respects with all applicable laws and regulations. At the time of the origination of such Mortgage Loan, the origination, due diligence and underwriting performed by or on behalf of the Seller in connection with each Mortgage Loan complied in all material respects with the terms, conditions and requirements of the Seller’s origination, due diligence, underwriting procedures, Underwriting Guidelines and standards for similar commercial and multifamily mortgage loans intended for securitization. The Mortgage Loan has been originated by, and, if applicable, purchased by Seller from, an originator acceptable to the Buyer in its sole discretion. The servicing and collection of each Purchased Loan was in all material respects legal, proper and prudent, in accordance with customary residential mortgage servicing practices.

Sched. 1 - 3

(o) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

(p) Custodian. With respect to each Mortgage Loan, the Custodian is in possession of each Required Document for such Mortgage Loan, other than documents that are released pursuant to the terms of the Custodial Agreement and other than such documents that are missing from the Mortgage File with respect to Scratch & Dent Mortgage Loans. With respect to each Mortgage Loan Document that has been released from the possession of the Custodian under the terms of the Custodial Agreement to Seller or its bailee, such Mortgage Loan Document shall be returned to the Custodian within ten (10) calendar days (or if such tenth (10th) day is not a Business Day, the next succeeding Business Day) of release thereof. With respect to each Mortgage Loan Document that has been released from the possession of the Custodian under the terms of the Custodial Agreement under any transmittal letter such Mortgage Loan Document shall be returned to the Custodian within the time period stated in such transmittal letter. With respect to each Mortgage Loan Document that has been released from the possession of the Custodian under the terms of the Custodial Agreement under an attorney bailee letter, such Mortgage Loan Document shall be returned to the Custodian from and after the date such attorney’s bailee letter is terminated or ceases to be in full force and effect.

(q) Occupancy of the Mortgaged Property. As of the Purchase Date the Mortgaged Property is either vacant or lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Seller has not received written notification from any governmental authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Except as otherwise set forth in the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence.

(r) No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(s) Escrow Deposits. All escrow deposits and payments required pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves), if any, are in the possession, or under the control, of the Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith. Any and all requirements under the Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Purchase Date, have been complied with in all material respects or the funds so escrowed have not been released. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan Documents.

(t) No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursement of any such escrow fund. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Note or Mortgage.

Sched. 1 - 4

(u) No Exception. Other than as noted by the Custodian to Buyer; no Exception (as defined in the Custodial Agreement) exists with respect to the Mortgage Loan that has not been waived by Buyer.

(v) Title Insurance. The Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an American Land Title Association lender’s title insurance policy or comparable policy acceptable to Fannie Mae or Freddie Mac and approved for use in the applicable jurisdiction and each such title insurance policy is issued by a title insurer acceptable in the industry and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority Lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1), (2), and (3) below of paragraph (l) of this Part I of Schedule 1, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the mortgage interest rate and monthly payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(w) Ownership. Seller is the sole owner and holder of the Mortgage Loan. All Mortgage Loans acquired by Seller from third parties (including affiliates) were acquired in a true and legal sale pursuant to which such third party sold, transferred, conveyed and assigned to Seller all of its right, title and interest in, to and under such Mortgage Loan and retained no interest in such Mortgage Loan. In connection with such sale, such third party received reasonably equivalent value and fair consideration and, in accordance with GAAP and for federal income tax purposes, reported the sale of such Mortgage Loan to Seller as a sale of its interests in such Mortgage Loan. The Mortgage Loan is not assigned or pledged, and Seller has good, indefeasible and marketable title thereto, and has full right to transfer, pledge and assign the Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to assign, transfer and pledge each Mortgage Loan pursuant to this Agreement and following the pledge of each Mortgage Loan, Buyer will hold such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement.

(x) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as Mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state or (D) not doing business in such state.

(y) LTV. As of the date of origination of the Mortgage Loan, the LTV and CLTV (if applicable) are as identified on the Mortgage Loan Schedule.

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(z) No Defaults. Except with respect to GNMA EBOs, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration. With respect to each Mortgage Loan which is indicated by Seller to be a Second Lien Mortgage Loan (as reflected on the Mortgage Loan Schedule) (i) the first Lien is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such first Lien mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the first Lien mortgage contains a provision which allows or (B) applicable law requires, the Mortgagee under the Second Lien Mortgage Loan to receive notice of, and affords such Mortgagee an opportunity to cure any default by payment in full or otherwise under the first lien mortgage.

(aa) Origination; Payment Terms. The Mortgage Loan was originated by or in conjunction with a Mortgagee approved by HUD pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. Monthly payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The mortgage interest rate is adjusted, with respect to adjustable rate Mortgage Loans, on each interest rate adjustment date to equal the index plus the gross margin (rounded up or down to the nearest . [***]%), subject to the mortgage interest rate cap. The Note is payable on the first day of each month in equal monthly installments of principal and interest, which installments of interest, with respect to an adjustable rate Mortgage Loan, are subject to change due to the adjustments to the mortgage interest rate on each adjustment date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than 30 years from commencement of amortization. No Mortgage Loan allows for negative amortization. No Mortgage Loan is an interest-only Mortgage Loan.

(bb) Customary Provisions. The Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage.

(cc) Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan Documents that it shall keep all material certifications, permits, licenses and approvals, including certificates of completion and occupancy and permits required for the legal use, occupancy and operation of the Mortgaged Property in full force and effect, and to the Seller’s knowledge based upon any of a letter from any government authorities, a review of a zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar residential mortgage loans intended for securitization, all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction (if and to the extent required by such jurisdiction) in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all zoning regulations and building laws.

(dd) No Predatory Lending. No predatory, abusive or deceptive lending practices, including but not limited to, the extension of credit to a Mortgagor without regard for the Mortgagor’s ability to repay the Mortgage Loan and the extension of credit to a Mortgagor which has no tangible net benefit to the Mortgagor, were employed in connection with the origination of the Mortgage Loan.

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(ee) Acceptable Investment. No specific circumstances or conditions exist with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that should reasonably be expected to (i) cause private institutional investors which invest in Mortgage Loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, (ii) cause the Mortgage Loan to be more likely to become past due in comparison to similar Mortgage Loans, or (iii) adversely affect the value or marketability of the Mortgage Loan in comparison to similar Mortgage Loans.

(ff) HOEPA. No Mortgage Loan is (a) subject to the provisions of the Homeownership and Equity Protection Act of 1994 as amended (“HOEPA”), (b) a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law, (c) subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such mortgage loans, or (d) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).

(gg) Mortgaged Property Undamaged. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and Seller has no knowledge of any such proceedings.

(hh) Servicepersons’ Civil Relief Act. The Mortgagor has not notified Seller, and Seller has no knowledge, of any relief requested or allowed to the Mortgagor under the Servicepersons’ Civil Relief Act.

(ii) No Additional Collateral. The Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above.

(jj) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Custodian or Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(kk) Delivery of Mortgage Documents. Except with respect to Scratch & Dent Mortgage Loans, the Note, the Mortgage, the Assignment of Mortgage (other than for a MERS Mortgage Loan), the policy of title insurance or a title commitment related to a policy of title insurance, and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. Seller or its agent is in possession of a complete, true and materially accurate Mortgage File in compliance with the Custodial Agreement, except for such Mortgage Loan Documents the originals of which have been delivered to the Custodian, and except for such Mortgage Loan Documents that are missing from the Mortgage File with respect to Scratch & Dent Mortgage Loans.

(ll) Transfer of Mortgage Loans. The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(mm) Due-On-Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgagee thereunder.

(nn) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the origination of the Mortgage Loan have been or will be consolidated with the outstanding principal amount secured by the Mortgage and evidenced by the Note, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority with respect to each Mortgage Loan, by a title insurance policy, an endorsement to the policy insuring the Mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

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(oo) Collection Practices; Escrow Deposits: Interest Rate Adjustments. The origination and collection practices used by the originator, each servicer of the Mortgage Loan and Seller with respect to the Mortgage Loan have been in all material respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due Seller have been capitalized under the Mortgage or the Note. All mortgage interest rate adjustments have been made in strict compliance with state and federal law and the terms of the related Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.

(pp) Conversion to Fixed Interest Rate. With respect to adjustable rate Mortgage Loans, the Mortgage Loan is not convertible to a fixed interest rate Mortgage Loan.

(qq) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by Seller or the originator, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

(rr) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

(ss) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay.

(tt) Capitalization of Interest. The Note does not by its terms provide for the capitalization or forbearance of interest.

(uu) No Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by Seller.

(vv) Mortgage Submitted for Recordation. The Mortgage (other than for a MERS Mortgage Loan) has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(ww) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and Seller maintains such statement in the Mortgage File.

(xx) Conformance with Underwriting Guidelines and Agency Standards. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines. The Note and Mortgage are on forms similar to those used by Freddie Mac or Fannie Mae and Seller has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used.

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(yy) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which monthly payments on the Mortgage Loan are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

(zz) Advance of Funds by the Seller. No advance of funds has been made by Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(aaa) Ground Leases. For purposes of this paragraph, a “ground lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner. With respect to any Mortgage Loan where the Mortgage Loan is secured by a Mortgage on a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

a.

The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially and adversely affect the security provided by the related Mortgage. No material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage Loan File;

b.

The lessor under such ground lease has agreed in a writing included in the related Mortgage Loan File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the agent or lender (unless in connection with an amendment to correct typographical errors or are otherwise de-minis in nature) and that any such action without such consent is not binding on the agent or lender, its successors or assigns;

c.

The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

d.

The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Liens;

Sched. 1 - 9

e.

The ground lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the ground lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered (if required) in accordance with such ground lease), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

f.

The Seller has not received any written notice of default under or notice of termination of such ground lease. To the Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease and to the Seller’s knowledge, such ground lease is in full force and effect;

g.

The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the agent or lender written notice of any material default, provides that no notice of default or termination is effective unless such notice is given to the agent or lender;

h.

The agent or lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the agent’s or lender’s receipt of notice of any default before the lessor may terminate the ground lease;

i.	The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent residential mortgage lender;

j.

Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan Documents) the agent, lender or a trustee duly appointed having the right to hold and disburse such proceeds if in excess of [***]% of the principal amount of the related Mortgage Loans as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

k.

Under the terms of the ground lease and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of all or substantially all of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

l.

Provided that the agent or lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with agent or lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(bbb) Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by Seller or by any officer, director, or employee of Seller or any designee of Seller or any corporation in which Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.

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(ccc) Environmental Matters. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.

(ddd) Withdrawn Loans. If the Mortgage Loan has been released to Seller pursuant to terms of the Custodial Agreement, then the promissory note relating to the Mortgage Loan was returned to the Custodian within ten (10) days (or if such tenth (10th) day was not a Business Day, the next succeeding Business Day).

(eee) MERS Mortgage Loan. With respect to each MERS Mortgage Loan, a MERS Identification Number has been assigned by MERS and such MERS Identification Number is accurately provided on the Mortgage Loan Schedule. The related Assignment of Mortgage to MERS has been duly and properly recorded. With respect to each MERS Mortgage Loan, Seller has not received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS.

(fff) Qualified Mortgage. Each Mortgage Loan (other than a Permitted Non-QM Mortgage Loan) satisfies the following criteria:

(i)	Such Mortgage Loan is a Qualified Mortgage;

(ii)	Such Mortgage Loan is accurately identified in writing to Buyer as either a Safe Harbor Qualified Mortgage or a Rebuttable Presumption Qualified Mortgage;

(iii)

Prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c)(2); and

(iv)	Such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule and the QM Rule.

(ggg) Ability to Repay Determination. There is no action, suit or proceeding instituted by or against or threatened against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic) that questions or challenges the compliance of any Mortgage Loan (or the related underwriting) with the Ability to Repay Rule or, except with respect to a Permitted Non-QM Mortgage Loan, the QM Rule.

(hhh) Points and Fees. All points and fees related to the Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. The points and fees related to such Mortgage Loan did not exceed [***]% of the total loan amount (or such other applicable limits for lower balance Mortgages) as specified under 12 CFR 1026.43(e)(3), and the points and fees were calculated using the calculation required for qualified mortgages under 12 CFR 1026.32(b) to determine compliance with applicable requirements.

(iii) Permitted Non-Qualified Mortgage. Each Mortgage Loan that is a Permitted Non-QM Mortgage Loan satisfies the following criteria:

(i) prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight (8) underwriting factors set forth in 12 CFR 1026.43(c)(2); and

(ii) such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule.

(jjj) Insured Closing Letter. As of the Purchase Date of each Wet Loan, the Settlement Agent has obtained an Insured Closing Letter, closing protection letter or similar authorization letter from a nationally recognized title insurance company that has been approved by Buyer in writing. The Insured Closing Letter covers any losses occurring due to the fraud, dishonesty or mistakes of the closing agent and insures to the benefit of, and the rights thereunder may be enforced by, the loan originator and its successors and assigns, including Buyer.

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(kkk) Escrow Agreement. As of the Purchase Date of each Wet Loan, the Settlement Agent has executed an Escrow Instruction Letter in form and substance satisfactory to Buyer in its sole discretion stating that in the event of a Rescission of or if for any reason the Loan fails to fund on a given day, the party conducting the closing is holding all funds which would have been disbursed on behalf of the Mortgagor as agent for the benefit of Buyer and such funds shall be redeposited in the Disbursement Account for the benefit of Buyer not later than one (1) Business Day after the date of Rescission or other failure of the Loan to fund on a given day. Such Escrow Instruction Letter shall inure to the benefit of, and the rights thereunder may be enforced by, the loan originator and its successors and assigns, including Buyer.

(lll) Agency Eligible Mortgage Loan. Each Mortgage Loan (other than Proprietary Jumbo Mortgage Loans, Conventional Bridge Mortgage Loans and Permitted Non-Qualified Mortgage Loans) is an Agency Eligible Mortgage Loan.

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